Exhibit 4.3
AMENDED AND RESTATED
TRUST AGREEMENT
OF
ECA MARCELLUS TRUST I
Among
ENERGY CORPORATION OF AMERICA
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
and
CORPORATION TRUST COMPANY
Dated: As of June [●], 2010

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	2

ARTICLE II NAME AND PURPOSE OF THE TRUST; DECLARATION OF TRUST	9

Section 2.01 Name; Certificate of Trust	9
Section 2.02 Purpose	9
Section 2.03 Transfer of Trust Property to the Trust	10
Section 2.04 Creation of the Trust	11
Section 2.05 Principal Offices	11

ARTICLE III ADMINISTRATION OF THE TRUST AND POWERS OF THE TRUSTEE AND THE DELAWARE TRUSTEE	12

Section 3.01 General Authority	12
Section 3.02 Limited Power of Disposition of the Trust	12
Section 3.03 No Power to Engage in Business or Make Investments or Issue Additional Securities	14
Section 3.04 Interest on Cash Reserves	14
Section 3.05 Power to Settle Claims	15
Section 3.06 Power to Contract for Services	15
Section 3.07 Payment of Liabilities of Trust	15
Section 3.08 Income and Principal	16
Section 3.09 Term of Contracts	16
Section 3.10 Transactions with Entity Serving as the Trustee or the Delaware Trustee	16
Section 3.11 No Security Required	16
Section 3.12 Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses	17
Section 3.13 Reserve Report	17
Section 3.14 No Liability for Recordation	18
Section 3.15 Quarterly Cash Distributions	18
Section 3.16 Entity-Level Taxation	19

ARTICLE IV TRUST UNITS AND UNCERTIFICATED BENEFICIAL INTEREST	20

Section 4.01 Creation and Distribution	20
Section 4.02 Rights of Trust Unitholders; Limitation on Personal Liability of Trust Unitholders	20
Section 4.03 Effect of Transfer	21
Section 4.04 Determination of Ownership	21

ARTICLE V ACCOUNTING AND DISTRIBUTIONS; REPORTS	21

Section 5.01 Fiscal Year and Accounting Method	21
Section 5.02 Quarterly Cash Distribution Amount	21
Section 5.03 Reports to Trust Unitholders and Others	21

i

ii

Page
Section 12.03 Merger or Consolidation of Delaware Trustee or Trustee	38
Section 12.04 Change in Trust Name	38
Section 12.05 Filing of this Agreement	39
Section 12.06 Choice of Law	39
Section 12.07 Separability	39
Section 12.08 Notices	39
Section 12.09 Counterparts	41

Annex A — Subordination and Incentive Thresholds

Annex B — Common Units Issued to Private Investors

Exhibit A — Federal Income Tax Provisions

Schedule A — Fee Schedule of Trustee

iii

AMENDED AND RESTATED
TRUST AGREEMENT
OF
ECA MARCELLUS TRUST I
     This Amended and Restated Trust Agreement of ECA Marcellus Trust I (the “Trust”) is entered into effective as of the [●] day of [June], 2010, by and among ENERGY CORPORATION OF AMERICA, a West Virginia corporation with its principal office in Denver, Colorado (“ECA”) as trustor, CORPORATION TRUST COMPANY, a corporation organized under the laws of the State of Delaware with its principal office in Wilmington, Delaware (“Corporation Trust”), as Delaware Trustee (as hereinafter defined), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized under the laws of the State of New York with its principal place of business in New York, New York (the “Bank”), as Trustee (as hereinafter defined).
WITNESSETH:
     WHEREAS, ECA is engaged in the exploration, development, production, transportation and marketing of natural gas and oil and owns oil and gas leasehold interests in properties located in Greene County, Pennsylvania containing proved reserves of natural gas; and
     WHEREAS, ECA, Eastern Marketing Corporation, a West Virginia corporation (“ECA Sub”), and the Private Investors (hereinafter defined) have determined to convey to the Trust the Royalty Interests (hereinafter defined) pursuant to the Conveyances (hereinafter defined) and the Floor Agreements (hereinafter defined) pursuant to the Assignment of Floor Agreements (hereinafter defined) in exchange for cash, 4,401,250 Common Units (hereinafter defined), 4,401,250 Subordinated Units (hereinafter defined) and the right of ECA to receive Incentive Distributions (hereinafter defined) and the Reimbursement Amount (hereinafter defined) on the terms set forth herein; and
     WHEREAS, ECA and the Trust have determined to enter into the Swap Agreement (hereinafter defined) to provide the Trust with the benefit of swap contracts entered into between ECA and third parties; and
     WHEREAS, ECA and the Trust have determined to enter into the Administrative Services Agreement (hereinafter defined) outlining ECA’s provision of administrative services to the Trust and its compensation therefor and a Development Agreement (hereinafter defined) outlining ECA’s drilling obligation to the Trust; and
     WHEREAS, ECA has determined to grant the Drilling Support Lien to the Trust to secure its drilling obligation to the Trust and the Royalty Interest Lien to provide protection to the trust in the event of a bankruptcy of ECA; and
     WHEREAS, ECA, Corporation Trust and the Acting Trustee have previously formed the Trust pursuant to the Organizational Trust Agreement (hereinafter defined) in accordance with the provisions of the Trust Act (hereinafter defined) and, in connection therewith, ECA has previously delivered to the Acting Trustee, on behalf of the Trust, good and valuable consideration, which the Acting Trustee has accepted, to have and to hold, in trust, such consideration, for the purposes and subject to the terms and conditions hereinafter provided; and
     WHEREAS, on May 7, 2010, ECA, the Acting Trustee, Corporation Trust and the Bank agreed to amend the Organizational Trust Agreement and remove the Acting Trustee from his service as trustee and replace the Acting Trustee with the Bank; and
     WHEREAS, ECA, ECA Sub and the Private Investors have agreed to deliver to the Bank, on behalf of the Trust, good and valuable consideration, which the Bank has agreed to accept, to have and to hold, in trust, such consideration and all other properties that may hereafter be acquired hereunder, for the purposes and subject to the terms and conditions hereinafter provided; and
     NOW, THEREFORE, ECA, the Acting Trustee, Corporation Trust and the Bank hereby amend and restate the Organizational Trust Agreement of ECA Marcellus Trust I in its entirety.
ARTICLE I
DEFINITIONS
     As used herein, the following terms have the meanings indicated:
     “Acting Trustee” means the natural person acting as Trustee before the Organizational Trust Agreement was amended on May 7, 2010.
     “Administrative Services Agreement” means the Administrative Services Agreement dated [●], 2010 entered into between ECA and the Trust.
     “Affiliate” means, for any specified Person, another Person that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agent” means, with respect to a Person, an agent, employees, officer, director, custodian, nominee or attorney of such Person.
     “Agreement” means this Amended and Restated Trust Agreement of ECA Marcellus Trust I, as it may be further amended, supplemented or restated from time to time.
     “Assignment of Floor Agreements” means the Assignment of Floor Agreements dated June [●], 2010 among ECA and the Trustee on behalf of the Trust.
     “Bank” means The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the State of New York, and its successors and assigns.
     “Beneficial Interest” means the aggregate beneficial ownership interest of all Trust Unitholders in the Trust Estate, including without limitation the proceeds from the conversion of the Royalty Interests to cash, which beneficial interest is expressed in Trust Units, but such beneficial interest does not include any ownership interest, legal or equitable, in or to the Royalty Interests, or any part thereof, or in or to any other asset of the Trust Estate to the extent that an interest in such asset would cause the interest of a Trust Unitholder to be treated as other than an intangible personal property interest.
     “Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the NYSE Regulation, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law.
     “Closing” means the first closing of the initial public offering of Common Units contemplated by the Securities Act Registration Statement.
     “Closing Date” means the date of Closing.
     “Commission” means the Securities and Exchange Commission.
     “Common Unit” means a fractional part of the Beneficial Interest having the rights and obligations specified with respect to a Common Unit in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
     “Conveyances” means (a) that certain Term Overriding Royalty Interest Conveyance (PDP) dated [●], 2010 among ECA Sub and the Trustee on behalf of the Trust and that certain Term Overriding Royalty Interest Conveyance (PUD) dated [●], 2010 among ECA Sub and the Trustee on behalf of the Trust (collectively, the “Term Royalty Conveyances”), and (b) that certain Perpetual Overriding Royalty Interest Conveyance (PDP) dated [●], 2010 among ECA and the Trustee on behalf of the Trust, that certain Perpetual Overriding Royalty Interest Conveyance (PUD) dated [●], 2010 among ECA and the Trustee on behalf of the Trust and that certain Perpetual Overriding Royalty Interest Conveyance (PDP) dated [●], 2010 among the Private Investors and the Trustee on behalf of the Trust (collectively, the “Perpetual Royalty Conveyances”).
     “Corporation Trust” means Corporation Trust Company, a corporation organized under the laws of the State of Delaware, and its successors and assigns.
     “Delaware Trustee” means the Entity serving as a trustee (other than as the Trustee) hereunder having its principal place of business in Delaware, not in its individual capacity but solely in its fiduciary capacity, and having the rights and obligations specified with respect to the Delaware Trustee in this Agreement. Furthermore, any benefit, indemnity, release or protection granted to the Delaware Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as the Delaware Trustee, including, without limitation, Corporation Trust Company.
     “Development Agreement” means the Development Agreement dated June [●], 2010 entered into between ECA and the Trust.
     “Drilling Obligation Completion Date” has the meaning assigned to such term in the Development Agreement.

     “Drilling Support Lien” means that certain Mortgage, Assignment of Leases, Security Agreement, Fixture Filing and Financing Statement from Energy Corporation of America, as Mortgagor, to The Bank of New York Mellon Trust Company, N.A., as trustee of ECA Marcellus Trust I, as Mortgagee, dated as of June [●], 2010 securing ECA’s obligations under the Development Agreement.
     “ECA” means Energy Corporation of America, a West Virginia corporation and its successors and permitted assigns.
     “ECA Sub” means Eastern Marketing Corporation, a West Virginia corporation, and its successors and permitted assigns.
     “Entity” means a corporation, partnership, limited liability company, trust, estate or other entity, organization or association.
     “Environmental Laws” means all laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases, treatment, storage or disposal of pollutants, contaminants, hazardous substances or industrial or hazardous wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to the protection, preservation, or enhancement of endangered or threatened species, historic and archaeological resources, or wetlands and tidelands, as well as all codes, decrees, injunctions, judgments, orders, rules or regulations issued, entered, promulgated or approved thereunder pursuant to the requirements of applicable administrative procedures, acts and agency procedural rules.
     “Estimated Incremental Quarterly Tax Amount” has the meaning assigned such term in Section 3.16.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Act Registration Statement” means the registration statement on Form 8-A pursuant to which the Trust Units may be registered under Section 12 of the Exchange Act.
     “Expenses” has the meaning assigned to that term in Section 6.02(a).
     “Fair Value” means, with respect to any portion of the Royalty Interests to be released or sold pursuant to Section 3.02(c) in connection with a sale of Underlying Properties, an amount of net proceeds which could reasonably be expected to be obtained from the sale of such portion of the Royalty Interests to a party that is not an Affiliate of either ECA or the Trust on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, such net proceeds to be determined by deducting the Trust’s proportionate share of sales costs, commissions and brokerage fees, if any (based on the ratio of (a) the fair market value of the portion of the Royalty Interest being released to (b) the fair market value of the Underlying Properties being transferred including the value of the Royalty Interests being released).

     “Floor Agreements” the natural gas floor price contracts for the sale of volumes of natural gas subject to the Royalty Interests assigned by ECA to the Trust pursuant to the Assignment of Floor Agreements.
     “Hedge Agreements” means the Swap Agreement together with the Floor Agreements.
     “Incentive Distributions” means, with respect to each Quarterly Period during the Subordination Period, distributions made pursuant to Section 3.15(a)(i)(D)(x) and Section 3.15(a)(i)(E)(x).
     “Incentive Threshold” means, with respect to each Quarterly Period during the Subordination Period, the amount shown under the heading “Incentive Threshold” for such Quarterly Period on Annex A or calculated in accordance with the formula set forth on Annex A.
     “Incremental Income Tax” has the meaning assigned to that term in Section 3.16.
     “Independent Reserve Engineers” means Ryder Scott Company, L.P., independent petroleum engineers, or any other petroleum engineering consultants employed by the Trust to provide information and reports with respect to the Royalty Interests.
     “Initial Common Units” means the Common Units sold to the Underwriters on the Closing Date.
     “Liquidation Date” means March 31, 2030.
     “Organizational Trust Agreement” means the Trust Agreement of ECA Marcellus Trust I, entered into and effective as of March 19, 2010, by and among ECA, the Acting Trustee and Corporation Trust, as amended.
     “Overallotment Option” means the overallotment option granted to the Underwriters by the Trust pursuant to the Underwriting Agreement.
     “Overallotment Option Closing” means any closing of the exercise of the Overallotment Option.
     “Overallotment Option Closing Date” means the date on which any Overallotment Option Closing occurs.
     “Overallotment Option Common Units” means the Common Units sold to the Underwriters on the Overallotment Option Closing Dates (other than the Initial Common Units).
     “Perpetual Royalty Interests” means the Royalty Interests conveyed to the Trust by the Perpetual Royalty Conveyances.
     “Person” means a natural person or an Entity.

     “Private Investors” means those private investors identified in that certain Perpetual Overriding Royalty Interest Conveyance (PDP) dated [●], 2010 among the Private Investors and the Trustee on behalf of the Trust and set forth on Annex B hereto.
     “Prospectus” means the final prospectus constituting a part of the Securities Act Registration Statement, as filed pursuant to Rule 424(b) of the Commission.
     “Quarterly Cash Distribution Amount” means, for each Quarterly Period prior to the Liquidation Date, without duplication:
     (a) the sum of (i) all cash received by the Trust on or before the 45th calendar day following the end of such Quarterly Period under the Conveyances and the Hedge Agreements made with respect to such Quarterly Period, plus (ii) all other cash receipts of the Trust received during such Quarterly Period (excluding Sales Proceeds Amounts), plus (iii) any cash released on or before the 45th calendar day following the end of such Quarterly Period from any cash reserve established in a prior Quarterly Period by the Trustee for the payment of liabilities, including contingent liabilities, of the Trust, and plus (iv) any interest earned on cash reserves invested pursuant to Section 3.04 that is received by the Trust on or before the 45th calendar day following the end of such Quarterly Period, less
     (b) the sum of (i) the liabilities of the Trust paid during such Quarterly Period, plus (ii) any cash added on or before the 45th calendar day following the end of such Quarterly Period to any cash reserve for the payment of liabilities, including contingent liabilities, of the Trust.
     “Quarterly Payment Date” means, for each Quarterly Period, the 60th day following the end of the previous Quarterly Period, or if such day is not a Business Day, on the next Business Day.
     “Quarterly Period” means each of the calendar quarters ending on the last day of March, June, September and December of each year.
     “Quarterly Record Date” means, for each Quarterly Period, the close of business on the 45th day following the end of such Quarterly Period (or the Business Day next following such day if such day is not a Business Day) or such other date established by the Trustee in order to comply with applicable law or the rules of any securities exchange or quotation system on which the Common Units may be listed or admitted to trading, in which event “Quarterly Record Date” means such other date.
     “Record Date Trust Unitholders” has the meaning assigned to that term in Section 8.02 hereof.
     “Registration Rights Agreement” means the Registration Rights Agreement dated June ___, 2010 entered into among ECA, certain of the Private Investors and the Trust.
     “Reimbursement Amount” has the meaning assigned to that term in Section 3.15(a)(i)(D).

     “Responsible Officer” means (a) with respect to the Delaware Trustee, any officer in the Corporate Trust Administration office of the Delaware Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Delaware Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and (b) with respect to the Trustee, any officer in the Corporate Trust Administration office of the Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “Royalty Interests” means, collectively, the Perpetual Royalty Interests and the Term Royalty Interests.
     “Royalty Interest Lien” means that certain Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Energy Corporation of America, as Mortgagor, to ECA Marcellus Trust I, as Mortgagee, dated as of June [●], 2010 to provide protection to the Trust in the event of a bankruptcy of ECA against the risk that the Royalty Interests are not considered a real property interest.
     “Sales Proceeds Amounts” means any cash paid to the Trust upon the sale of Royalty Interests or other assets of the Trust pursuant to Section 3.02 or Section 9.03 hereof after deduction of Trust expenses related to such sale or the establishment by the Trustee of cash reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities related thereto in accordance with Section 3808 of the Trust Act.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Act Registration Statement” means the Registration Statement on Form S-l (Registration No. 333-165833) as it has been or as it may be amended or supplemented from time to time, filed by ECA and the Trust with the Commission under the Securities Act to register the offering and sale of the Common Units.
     “Sponsor Units” has the meaning assigned to such term in Section 2.03.
     “Subordinated Unit” means a fractional part of the Beneficial Interest having the rights and obligations specified with respect to a Subordinated Unit in this Agreement.
     “Subordination Period” means the period beginning April 1, 2010 and ending on the last day of the fourth full calendar quarter following the Drilling Obligation Completion Date (as defined in the Development Agreement); provided that ECA has delivered to the Trustee a certificate executed by the President or any Vice President of ECA certifying that ECA’s drilling obligation was satisfied as of the Drilling Obligation Completion Date.
     “Subordination Threshold” means, with respect to each Quarterly Period during the Subordination Period, the amount shown under the heading “Subordination Threshold” for such Quarterly Period on Annex A or calculated in accordance with the formula set forth on Annex A.

     “Swap Agreement” means the Swap Agreement dated June [●], 2010 entered into between ECA and the Trust.
     “Target Distribution” means, with respect to each Quarterly Period during the Subordination Period, the amount shown under the heading “Target Distribution” for such Quarterly Period on Annex A.
     “Term Royalty Interests” means the royalty interests conveyed to the Trust by the Term Royalty Conveyance.
     “Transaction Documents” means this Agreement, the Conveyances, the Development Agreement, the Administrative Services Agreement, the Hedge Agreements, the Assignment of Floor Agreements, the Registration Rights Agreement and the Drilling Support Lien and the Royalty Interest Lien.
     “Transferee” means, as to any Trust Unitholder or former Trust Unitholder, any Person succeeding to the interest of such Trust Unitholder or former Trust Unitholder in one or more Trust Units, whether as purchaser, donee, legatee or otherwise.
     “Trust” means ECA Marcellus Trust I, the Delaware statutory trust created pursuant to the Organizational Trust Agreement and continued by and administered under the terms of this Agreement.
     “Trust Act” means the Delaware Statutory Trust Act, Title 12, Chapter 38 of the Delaware Code, Sections 3801 et seq., as amended from time to time during the term of this Agreement.
     “Trust Estate” means the assets held by the Trust under this Agreement, including both income and principal.
     “Trust Units” means Subordinated Units and Common Units, collectively, which are uncertificated, undivided pro rata fractional interests in the Beneficial Interest, determined as hereinafter provided.
     “Trust Unitholder” means the owner of one or more Trust Units as reflected on the books of the Trustee pursuant to Section 4.01 or in the records of The Depository Trust Company.
     “Trustee” means the Entity serving as a trustee (other than the Delaware Trustee) under this Agreement, not in its individual capacity but solely in its fiduciary capacity. Furthermore, any benefit, indemnity, release or protection granted to the Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as Trustee, including, without limitation, the Bank. The term “principal office” of the Trustee shall mean the principal office of the Trustee in Austin, Texas, or the principal office at which at any particular time its institutional or corporate trust business may be administered.

     “Underlying Properties” means the Subject Interests, Development Wells and Wells subject to the Royalty Interests, as “Subject Interests,” “Development Wells” and “Wells” are defined in the Conveyances.
     “Underwriters” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
     “Underwriting Agreement” means the Underwriting Agreement dated as of June ___, 2010 among the Underwriters, the Trustee on behalf of the Trust and ECA, providing for the purchase of the Initial Common Units and the Overallotment Option Common Units.
     “Unit Majority” means (i) with respect to a transaction or agreement resulting in a material disproportionate benefit to ECA or its Affiliates compared to other owners of Common Units, a majority of the outstanding Trust Units and a majority of the outstanding Common Units (excluding Common Units owned by ECA and its Affiliates) and (ii) with respect to a transaction or agreement not resulting in a material disproportionate benefit to ECA or its Affiliates compared to other owners of Common Units, a majority of the outstanding Trust Units.
ARTICLE II
NAME AND PURPOSE OF THE TRUST; DECLARATION OF TRUST
     Section 2.01 Name; Certificate of Trust. The Trust continued by this Agreement shall remain a Delaware statutory trust under the Trust Act. The Trust shall continue to be known as the ECA Marcellus Trust I, and the Trustee may transact the Trust’s affairs in that name. The continuation and operation of the Trust shall be in accordance with this Agreement, which shall constitute the “governing instrument” of the Trust within the meaning of Section 3801(f) of the Trust Act. In the event that a Responsible Officer of either the Delaware Trustee or the Trustee becomes aware that any statement contained or matter described in the Trust’s Certificate of Trust has changed, making it false in any material respect, it will notify the other trustee and the Delaware Trustee shall promptly file or cause to be filed in the office of the Secretary of State of Delaware an amendment of same at the written direction of the Trustee, duly executed in accordance with Section 3811 of the Trust Act, in order to effect such change thereto, such filing to be in accordance with Section 3810(b) of the Trust Act.
     Section 2.02 Purpose. The purposes of the Trust are, and the Trust shall have the power and authority and is hereby authorized:
     (a) to acquire, hold, protect and conserve the Trust Estate for the benefit of the Trust Unitholders;
     (b) to receive and hold the Royalty Interests, the Hedge Agreements, the Development Agreement, the Administrative Services Agreement, the Drilling Support Lien, the Royalty Interest Lien and the other assets of the Trust Estate;
     (c) to issue the Subordinated Units and the Initial Common Units on the Closing Date and, if the Underwriters exercise the Overallotment Option, to issue the Overallotment Option Units on the Overallotment Option Closing Date, and to perform its obligations with respect thereto;

     (d) to use the net proceeds from any issuance of Overallotment Option Units to repurchase from ECA an equal number of Common Units, at which time such repurchased Common Units shall be cancelled and no longer issued and outstanding;
     (e) to receive payments with respect to the Royalty Interests as provided in the Conveyances;
     (f) to receive or make payments with respect to the Hedge Agreements as provided in the Hedge Agreements;
     (g) to invest cash reserves as provided in Section 3.04;
     (h) to pay, or provide for the payment of, any liabilities incurred in carrying out the purposes of the Trust;
     (i) to distribute the Quarterly Cash Distribution Amount and any Sales Proceeds Amounts in accordance with Section 3.15;
     (j) to incur indebtedness in order to pay the liabilities of the Trust as they become due, if necessary, any such indebtedness to be unsecured except as provided in Section 7:03;
     (k) to sell Royalty Interests in accordance with Sections 3.02, 9.02 and 9.03;
     (l) to enter into, execute, deliver and perform its obligations and enforce its rights under the Transaction Documents to which it is a party;
     (m) to cause to be prepared and file (i) reports required to be filed under the Exchange Act, (ii) any reports required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, and (iii) any reports, forms or returns required to be filed pursuant to tax laws and other applicable laws and regulations, and to establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act;
     (n) to conduct or wind up its business as described in the Securities Act Registration Statement; and
     (o) to engage in such other activities as are necessary or convenient for the attainment of any of the foregoing or are incident thereto and which may be engaged in or carried on by a statutory trust under the Trust Act.
     Section 2.03 Transfer of Trust Property to the Trust. Upon the formation of the Trust, ECA paid good and valuable consideration to the Trust, in trust, for the uses and purposes provided in the Organizational Trust Agreement and in this Agreement. At (and subject to the occurrence of) the Closing the following transactions will occur:
     (a) ECA and the Private Investors shall convey to the Trust the Perpetual Royalty Interests in exchange for 3,087,371 Common Units and 4,401,250 Subordinated Units to be

issued to ECA and 1,313,879 Common Units to be issued to the Private Investors as set forth on Annex B hereto (collectively, the “Sponsor Units”);
     (b) the Trust shall issue the Initial Common Units to the Underwriters for the cash consideration and on the terms set forth in the Underwriting Agreement;
     (c) ECA shall assign the Floor Agreements to the Trust pursuant to the Assignment of Floor Agreements;
     (d) ECA shall enter into the Swap Agreement with the Trust;
     (e) ECA Sub shall convey to the Trust the Term Royalty Interests in exchange for $___ in cash;
     (f) ECA and the Trust shall enter into the Development Agreement and the Administrative Services Agreement;
     (g) ECA, certain of the Private Investors and the Trust shall enter into the Registration Rights Agreement; and
     (h) ECA shall grant the Drilling Support Lien and the Royalty Interest Lien to the Trust.
If the Underwriters exercise the Overallotment Option, on any Overallotment Option Closing Date the Trust shall issue the applicable number of Overallotment Option Common Units to the Underwriters for the cash consideration and on the terms set forth in the Underwriting Agreement. The issuance of the Initial Common Units, the Overallotment Option Units, the Sponsor Units and the 4,401,250 Subordinated Units is hereby duly authorized and, upon issuance at the Closing or the Overallotment Option Closing, as applicable, such Trust Units shall be duly and validly issued and outstanding and, upon receipt by the Trust at the Closing or the Overallotment Option Closing of the consideration described above, the Trust Units will be fully paid and nonassessable without the requirement of any further consideration.
     Section 2.04 Creation of the Trust. The Trustee declares that it shall hold the Trust Estate in trust for the benefit of the Trust Unitholders, upon the terms and conditions set forth in this Agreement. As set forth above and amplified herein, the Trust is intended to be a passive entity limited to the receipt of revenues attributable to the Royalty Interests, the Hedge Agreements and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to the Trust Unitholders. It is not the intention of the parties hereto to create, and nothing in this Agreement shall be construed as creating, for purposes other than tax purposes, a joint venture, joint stock company or similar business association, between or among Trust Unitholders, present or future, or between or among Trust Unitholders, or any of them, the Delaware Trustee, the Trustee, ECA, ECA Sub and/or the Private Investors. Neither the Trustee nor the Delaware Trustee, in its individual capacity, or otherwise, makes any representation as to the validity or sufficiency of this Trust Agreement.
     Section 2.05 Principal Offices. Unless and until changed by the Trustee, the address of the principal office of the Trustee is 919 Congress Avenue, Suite 500, Austin, Texas 78701.

Unless and until changed by the Delaware Trustee, the principal place of business of the Delaware Trustee is 1209 Orange Street, Wilmington, Delaware 19801, Attention: Corporate Trust Administration. The Trust may maintain offices at such other place or places within or without the State of Delaware as the Trustee deems advisable.
ARTICLE III
ADMINISTRATION OF THE TRUST AND POWERS OF THE TRUSTEE
AND THE DELAWARE TRUSTEE
     Section 3.01 General Authority.
     (a) The Trustee accepts the trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. Subject to the limitations set forth in this Agreement, the Trustee, acting alone, without the approval or consent of, or notice to, the Delaware Trustee or any Trust Unitholder, is authorized to take such action as in its judgment is necessary, desirable or advisable to best achieve the purposes and powers of the Trust set forth in Section 2.02 hereof. The Trustee shall not (i) dispose of any part of the Trust Estate except as expressly provided herein or (ii) except as permitted by Section 10.02 of this Agreement, agree to amend or waive any provision of, give any consent or release with respect to, or terminate the Transaction Documents to which the Trust is a party without the Trust Unitholder approval, if any, required by Section 10.02.
     (b) The Delaware Trustee accepts the Trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. The Delaware Trustee is authorized to take only such actions, and shall be required to perform only such duties and obligations, with respect to the Trust as are specifically set forth in this Agreement, and no implied duties, obligations or powers shall be read into this Agreement in respect to the Delaware Trustee. The Delaware Trustee shall not otherwise manage or take part in the business or affairs of the Trust in any manner.
     (c) Notwithstanding any other provision of this Agreement, unless specifically authorized in writing by the Trustee and consented to by the Delaware Trustee, the Delaware Trustee shall not participate in any decisions or possess any authority with respect to the administration of the Trust, the investment of the Trust’s property or the payment of distributions of income or principal to the Trust Unitholders. The Delaware Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents and to maintain all necessary records of the Trust as required by the Trust Act. The Delaware Trustee shall provide prompt written notice to the Trustee of its performance of any of the foregoing acts. The Trustee shall reasonably keep the Delaware Trustee informed of any material action taken by the Trustee with respect to the Trust.
     Section 3.02 Limited Power of Disposition of the Trust. The Trustee may sell all or part of the Royalty Interests only in the following circumstances.
     (a) An election by the Trustee to sell all or part of the Trust Estate, at any time and from time to time, that is approved by the holders of a Unit Majority at a meeting duly called and held in accordance with Article VIII, subject to ECA’s right of first refusal as provided in Section 9.03 of this Agreement.
     (b) After the Drilling Obligation Completion Date, ECA may at any time, and from time to time sell, but only in accordance with the terms of the Conveyances, a divided or undivided portion of its interests in the Underlying Properties, free from and unburdened by the Royalty Interests, without the consent of the Trustee or the Trust Unitholders except as set forth below; provided the following conditions are met:
     (i) the Trust receives Fair Value for the Royalty Interests to be released by the Trustee in connection with the sale of the Underlying Properties;
     (ii) the aggregate Fair Value to be received by the Trust with respect to such Royalty Interests to be released by the Trustee and any other Royalty Interests previously released by the Trustee pursuant to this Section 3.02(b) during the most recently completed 12 calendar months would not exceed $5,000,000; and
     (iii) the Trustee shall have received (A) in the event that the gross purchase price to be received by ECA for the sale of Underlying Properties in a single transaction or a series of related transactions is less than $5,000,000, a certificate from ECA executed by the President or any Vice President thereof certifying to the Trustee and the Trust that the cash to be received by the Trust pursuant to this Section 3.02(b) above represents the Fair Value to the Trust for the Royalty Interests to be released by the Trustee in connection therewith (and the Trustee is hereby authorized and directed to rely thereon) or (B) in the event that the gross purchase price to be received by ECA for the sale of Underlying Properties in a single transaction or a series of related transactions is more than $5,000,000, at the expense of ECA, an appraisal of such Underlying Properties from an independent appraiser in the business of evaluating or appraising natural gas properties selected by mutual agreement of ECA and the Trustee, which appraisal confirms that the cash to be received by the Trust pursuant to this Section 3.02(b) represents the Fair Value to the Trust for the Royalty Interests to be released by the Trust in connection therewith (and the Trustee is hereby authorized and directed to rely thereon). Notwithstanding the foregoing, any sale of Underlying Properties pursuant to this Section 3.02(b), in a single transaction or a series of related transactions, where the gross purchase price to be received by ECA is greater than $5,000,000 shall require the consent of at least a majority of the then outstanding Trust Units.
     (c) In the event that a portion of the Royalty Interests is to be released pursuant to Section 3.02(b) of this Agreement, upon receipt of (i) funds equal to the required payment, (ii) an accurate description of said portion of the Royalty Interests and (iii) sufficient information to evidence conclusively that the conditions to purchase referred to in Section 3.02(b) and in the applicable section of the Conveyances have been satisfied, then within a reasonable time thereafter, and upon advice of such experts as may be retained by the Trustee with the written consent of ECA, the Trustee shall execute and deliver a conveyance covering said Royalty Interests to ECA or its assignee and upon receipt of written notice of such a sale given by ECA, the Trustee shall execute and deliver at the closing of such sale a partial release and consent, and such other instruments, agreements and documents as ECA may reasonably request, to evidence or effect the transfer of such portion of ECA’s interests in the Underlying Properties, free from and unburdened by the Royalty Interests. Except as provided herein, any other sale of all or any portion of the Underlying Properties will not relieve ECA of its obligations with respect to the Royalty Interests.
     (d) In addition to the transfers permitted by Section 3.02(c) and subject to the terms of the Conveyances, ECA may at any time or from time to time after the Drilling Obligation Completion Date sell a divided or undivided portion of its interest in the Underlying Properties, provided, however, that such sale is subject to and burdened by the Royalty Interests that burden such portion of ECA’s interest, without the consent of the Trust Unitholders. Promptly after completion of any such sale, ECA shall so notify the Trustee in writing. Any purchaser of such Underlying Properties shall be the assignee of ECA to the extent of the interest sold and shall be bound by the obligations of ECA under this Agreement and the Conveyances to such extent.
     (e) Subject to the terms of the Conveyances, ECA may at its option at any time prior to the Drilling Obligation Completion Date, cause the Trust to exchange leased acreage subject to the Royalty Interests, free and clear of such Royalty Interests, for other leased acreage within the AMI (as defined in the Conveyances). Such leased acreage exchanged to the Trust shall then be subject to the Royalty Interests as set forth in the Conveyances. Additionally, the Conveyances provide that, in the event ECA acquires any additional leases in the AMI prior to the Drilling Obligation Completion Date, ECA may at its option make such additional lease subject to the Royalty Interests. Provided, however, in no event may any additional lease be made subject to the Royalty Interests, or any exchange of acreage be effected, unless ECA certifies to the Trust that, among other things, all of the aggregate acreage attributable to the additional leases and exchange leases shall not exceed 5% of the Subject Lands (as defined in the Conveyances) as such exist as of the date of this Agreement and, in the case of an exchange, the reasonable projected quantity of proved undeveloped reserves attributable to the exchange acreage does not significantly differ from the acreage exchanged therefor.
     (f) Anything herein to the contrary notwithstanding, the Trustee shall not agree to any distribution of the Royalty Interests or any other asset of the Trust that would cause the interest of a Trust Unitholder to be treated as other than an intangible personal property interest. Unless required to sell pursuant to this Section 3.02, or pursuant to Section 9.03 hereof, or to distribute the Quarterly Cash Distribution Amount or Sales Proceeds Amount pursuant to Section 3.15 hereof, the Trustee is authorized to retain any part of the Trust Estate in the form in which such property was transferred to the Trustee, without regard to any requirement to diversify investments or other requirements.
     Section 3.03 No Power to Engage in Business or Make Investments or Issue Additional Securities. Neither the Trustee nor the Delaware Trustee shall cause or permit the Trust to (a) acquire any asset other than the assets conveyed or transferred to the Trust pursuant to Section 2.03, the rights of the Trust to enforce the terms and provisions of the Transaction Documents to which it is a party, and other amounts paid to the Trust as set forth herein, or (b) engage in any business or investment activity of any kind whatsoever, except for the activities permitted herein or issue Trust Units or other securities after the Closing Date other than Overallotment Option Units. Neither the Trustee nor the Delaware Trustee shall have any responsibility or authority relating to the development or operations of the Underlying Properties or the marketing of any production therefrom or any other business decision affecting the assets of the Trust.
     Section 3.04 Interest on Cash Reserves. Cash being held by the Trustee as a reserve for a payment of the Quarterly Cash Distribution Amount or Sales Proceeds Amounts or for the payment of any liabilities, other than current routine administrative costs, shall be placed by the Trustee with one or more banks or financial institutions (which, to the extent to which authorized pursuant to the Trust Act and other applicable laws, may be, or may include, any bank serving as the Trustee or the Delaware Trustee) and invested in (a) accounts payable on demand without penalty (which may be non-interest bearing), (b) interest bearing obligations issued by (or unconditionally guaranteed by) the United States of America or any agency or instrumentality thereof (provided such agency or instrumentality obligations are guaranteed by the full faith and credit of the United States of America), (c) repurchase agreements secured by obligations qualifying under (b) above or (d) certificates of deposit of any bank or banks having combined capital, surplus and undivided profits in excess of $100,000,000 which, in the case of (b), (c) and (d) above, mature prior to the date on which such Quarterly Cash Distribution Amount or any

Sales Proceeds Amount is to be distributed or any such liability is to be paid. Any government obligation, repurchase agreement or certificate of deposit held by the Trustee shall be held until maturity. The interest rate on reserves placed with any bank or financial institution serving as the Trustee or the Delaware Trustee shall be the interest rate that such bank pays in the normal course of business on amounts placed with it, taking into account the amount involved, the period held and other relevant factors. Subject to Section 6.01, the Trustee shall not be liable for its selection of permitted investments or for any investment losses resulting from such investments. Notwithstanding anything herein to the contrary, the Delaware Trustee shall not be obligated to accept any such cash or other assets for investment or otherwise. To the extent that the Delaware Trustee decides in its sole and absolute discretion to accept cash for investment pursuant to this Section 3.04, the Delaware Trustee shall invest such cash pursuant to the written instructions of the Trustee, and the Delaware Trustee shall not be liable to the Trust for any losses resulting from such investments absent its own fraud or acts or omissions in bad faith or which constitute gross negligence.
     Section 3.05 Power to Settle Claims. Subject to the rights and obligations of the Tax Matters Partner under Subsection 6(c) of Exhibit A hereto, the Trustee is authorized to prosecute or defend, and to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust or the Trust Estate, to waive or release rights of any kind, to settle any dispute with ECA or any other Person, and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient, without the joinder or consent of any Trust Unitholder, including enforcing the rights of the Trust under the Transaction Documents to which it is a party. The Trust Unitholders shall have no power to prosecute any claim of the Trust or the Trust Estate against any Person other than to prosecute a claim to compel performance by the Trustee on behalf of the Trust or the Trust Estate.
     Section 3.06 Power to Contract for Services. In the administration of the Trust, the Trustee is empowered to employ oil and natural gas consultants (which may include the Independent Reserve Engineers), accountants (with the consent of ECA, which consent shall not be unreasonably withheld or delayed), attorneys (who may, but need not be, counsel to ECA) and other professional and expert Persons, to employ or contract for clerical and other administrative assistance (including assistance from ECA), to delegate to Agents any matter, whether ministerial or discretionary, and to act through such Agents and to make payments of all fees for services or expenses in any manner thus incurred out of the Trust Estate.
     Section 3.07 Payment of Liabilities of Trust. Except as otherwise provided herein, the Trustee may and shall use all money received by it for the payment or reimbursement of all liabilities of the Trust, including but without limiting the generality of the foregoing, all expenses, taxes, compensation to it for its services hereunder, as provided for in Article VII, and compensation to such parties as may be employed as provided for in Section 3.06 hereof. With respect to any liability that is contingent or uncertain in amount or that otherwise is not currently due and payable, the Trustee may, but is not obligated to, establish a cash reserve for the payment of such liability. Except to the extent permitted under applicable law, the Trustee shall not pay any liability of the Trust with funds set aside pursuant to Section 5.02 hereof for the payment of a Quarterly Cash Distribution Amount of Sales Proceeds Amount. If at any time the cash on hand and to be received by the Trustee and available to pay liabilities is not, or will not be, in the judgment of the Trustee, sufficient to pay liabilities of the Trust as they become due, the Trustee is authorized to cause the Trust to borrow the funds required to pay such liabilities. In such event, no further distributions will be made to Trust Unitholders (except in respect of any previously determined Quarterly Cash Distribution Amount or Sales Proceeds Amount) until the indebtedness created by such borrowings, including interest thereon, has been paid in full. Such funds may be borrowed from any Person, including, without limitation, the Bank while serving as Trustee or any other Entity serving as a fiduciary hereunder, on an unsecured basis only; provided, however, that neither the Bank nor any other Entity shall be required to make any such loan. Under no circumstances shall the Trustee or the Delaware Trustee be personally liable for any indebtedness or other liability of the Trust. If such funds are loaned to the Trust by the Trustee or any other such Entity while the Trustee or such other Entity is serving as a fiduciary hereunder, the terms of such indebtedness shall be similar to the terms which the Trustee or such other Entity would grant to a similarly situated commercial customer with whom it did not have, directly or indirectly, a fiduciary relationship, and the Trustee or such other Entity shall be entitled to enforce its rights with respect to any such indebtedness as if it were not, directly or indirectly, and had never been, directly or indirectly, the Trustee or a fiduciary hereunder. No provision of this Trust Agreement shall require either the Delaware Trustee, the Trustee or any other Entity serving as a fiduciary hereunder, to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In any event, the Trustee and the Delaware Trustee or any other Entity serving as fiduciary hereunder, shall be indemnified and held harmless by ECA for any liability incurred in the performance of any of its duties hereunder. In no event shall the Trustee be responsible for the payment of any Quarterly Cash Distribution Amount or Sales Proceeds Amount or other amount except to the extent that it has sufficient cash on hand on behalf of the Trust to make such payment.
     Section 3.08 Income and Principal. The Trustee shall not be required to keep separate accounts or records for income and principal. However, if the Trustee does keep such separate accounts or records, then the Trustee is authorized to treat all or any part of the receipts from the Royalty Interests or the Hedge Agreements as income or principal, without having to maintain any reserve therefor, and in general to determine all questions as between income and principal and to credit or charge to income or principal or to apportion between them any receipt or gain and any charge, disbursement or loss as is deemed advisable under the circumstances of each case.
     Section 3.09 Term of Contracts. In exercising the rights and powers granted hereunder, the Trustee is authorized to make the term of any transaction or contract or other instrument extend beyond the term of the Trust.
     Section 3.10 Transactions with Entity Serving as the Trustee or the Delaware Trustee. To the extent such conduct is not prohibited by applicable law and except as otherwise provided herein, each of the Trustee and the Delaware Trustee is authorized in exercising its powers under this Agreement to make contracts and have dealings with itself or its Affiliates, directly and indirectly, in any other fiduciary or individual capacity.
     Section 3.11 No Security Required. No Entity serving as a trustee hereunder shall be required to furnish any bond or security of any kind.

     Section 3.12 Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses.
     (a) The Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all applicable rules, orders and regulations of the Commission and the national securities exchange on which the Common Units are listed or admitted for quotation and to take all such other actions necessary for the Common Units to remain registered under the Exchange Act and listed on such national securities exchange until the Trust is terminated. In addition, the Trustee is authorized to make, and the Trustee shall take, all actions to prepare and, to the extent required by this Agreement or by law, mail to Trust Unitholders any reports, press releases or statements, financial or otherwise, that the Trustee determines are required to be provided to Trust Unitholders by applicable law or governmental regulation or the requirements of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading. In addition, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all of the provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission related thereto, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof and making all required certifications pursuant to the Sarbanes-Oxley Act and the rules and regulations adopted by the Commission related thereto.
     (b) The Trustee shall execute, by and on behalf of the Trust, any documents incidental or related to the objectives specified in Section 3.12(a).
     (c) The Trust is hereby authorized and empowered to take all steps, make all filings and applications and pay all fees necessary, customary or appropriate to the accomplishment of the objectives set forth in Section 3.12(a).
     (d) Except as otherwise provided in Article VI of this Agreement, the fees, charges, expenses, disbursements and other costs incurred by the Trustee or the Delaware Trustee in connection with the discharge of its duties pursuant to this Agreement, including, without limitation, trustee fees, engineering, audit, accounting and legal fees, printing and mailing costs, amounts reimbursed or paid to ECA pursuant to Section 3.06 or Section 7.02 hereof, and the fees and expenses of legal counsel for the Trustee, the Delaware Trustee, and the Trust (including legal fees and expenses incurred by the Trustee or the Delaware Trustee in connection with the formation of the Trust and issuance of Trust Units), shall be paid out of the Trust Estate as an administrative expense of the Trust; provided, however, that the Trustee’s and the Delaware Trustee’s acceptance fees paid by ECA upon execution hereof shall be reimbursed to ECA. All other organizational expenses of the Trust will be paid by ECA, and ECA shall not be entitled to reimbursement thereof.
     Section 3.13 Reserve Report. The Trustee shall cause a reserve report to be prepared by or for the Trust by the Independent Reserve Engineers as of December 31 of each year in accordance with criteria established by the Commission showing estimated proved natural gas reserves attributable to the Royalty Interests as of December 31 of such year and other reserve information required to comply with Section 5.03 of this Agreement. ECA, to the extent it is the operator of the Underlying Properties, shall use commercially reasonable efforts to cooperate with the Trust and the Independent Reserve Engineers in connection with the preparation of any such reserve report, and to the extent it is not operator of the Underlying Properties and has not sold its interest in the same pursuant to Section 3.02(d), shall use commercially reasonable efforts to obtain and provide to the Trustee and the Independent Reserve Engineers such information as may be reasonably necessary in connection with the preparation of the reserve report. The Trustee shall cause each reserve report prepared pursuant to this Section 3.13 to be completed and delivered to it within 60 days of the last day of the prior calendar year or such shorter period as may be required to enable the Trustee to comply with the provisions of Section 5.03.
     Section 3.14 No Liability for Recordation. ECA shall be solely responsible, and the Trustee and the Delaware Trustee shall have no responsibility, for the filing of the Conveyances, the Drilling Support Lien and the Royalty Interest Lien in the real property records of any jurisdiction in which the Underlying Properties are located. Neither the Trustee, the Delaware Trustee, the Bank nor any of their respective Agents shall be liable to the Trust Estate or any Trust Unitholder for any loss, claim or damage resulting from, or arising out of, the failure to file, or failure to properly file, the Conveyances, the Drilling Support Lien and The Royalty Interest Lien in any real property records of any jurisdiction.
     Section 3.15 Quarterly Cash Distributions.
     (a) all payments of Quarterly Cash Distribution Amounts, regardless of the source or character of the assets to be distributed, shall be made in the following order of priority:
     (i) During the Subordination Period:
     (A) First, 100% to the Common Unitholders on a pro rata basis with respect to each Common Unit until there has been distributed with respect to each Common Unit for such quarterly period an amount equal to the Subordination Threshold for such Quarterly Period as set forth on Annex A hereto;
     (B) Second, 100% to the Subordinated Unitholders on a pro rata basis with respect to each Subordinated Unit until there has been distributed with respect to each Subordinated Unit for such quarterly period an amount equal to the Subordination Threshold for such Quarterly Period set forth on Annex A hereto;
     (C) Third, 100% to the Trust Unitholders on a pro rata basis with respect to each Trust Unit until aggregate per Unit distributions to holders of Trust Units for such Quarterly Period equal the Incentive Threshold for such Quarterly Period;
     (D) Fourth, (x) 50% to ECA in respect of its right to receive Incentive Distributions and (y) 50% to ECA until ECA has received aggregate distributions pursuant to this Section 3.15(a)(i)(D)(y) of $4,957,920 (representing ECA’s costs in establishing the Floor Agreements), plus compound interest on the unreimbursed amount accrued from [●], 2010 at 10% per annum (such aggregate amount described in this clause (y) the “Reimbursement Amount”); and

     (E) Thereafter, (x) 50% to ECA in respect of its right to receive Incentive Distributions and (y) 50% to the Trust Unitholders on a pro rata basis with respect to each Trust Unit.
     (ii) After the Subordination Period, 100% to the holders of Common Units (including Subordinated Units converted to Common Units) on a pro rata basis with respect to each Common Unit.
     (b) At the expiration of the Subordination Period, all Subordinated Units shall automatically convert to Common Units on a one-for-one basis.
     (c) All Sales Proceeds Amounts shall be distributed 100% to the holders of Trust Units on a pro rata basis on the Quarterly Payment Date following the Quarterly Period in which such sale occurred.
     (d) All distributions made under this Section 3.15 to Trust Unitholders shall be made to the holders of record of the applicable Trust Units on the Quarterly Record Date and ECA, as applicable.
     Section 3.16 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in the Trust’s becoming subject to U.S. federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Trust prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Trust), then the Trustee may, in its sole discretion, reduce the Target Distribution by the amount of such income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Tax”), or any portion thereof selected by the Trustee, in the manner provided in this Section 3.16. If the Trustee elects to reduce the Target Distribution for any Quarterly Period with respect to all or a portion of the Incremental Income Taxes, the Trustee shall estimate for such Quarterly Period the Trust’s liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarterly Period may, to the extent determined by the Trustee, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarterly Period in which any such difference can be determined. For each such Quarterly Period, the Target Distribution shall be the product obtained by multiplying (a) the amount therefor that is set out herein prior to the application of this Section 3.16 times (b) the quotient obtained by dividing (i) cash and cash equivalents available for distribution with respect to such Quarterly Period by (ii) the sum of cash and cash equivalents available for distribution with respect to such Quarterly Period and the Estimated Incremental Quarterly Tax Amount for such Quarterly Period, as determined by the Trustee. For purposes of the foregoing, cash and cash equivalents available for distribution with respect to a Quarterly Period will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarterly Period. After reducing the Target Distribution in accordance with this Section 3.16, the Subordination Threshold shall be adjusted to 80% of the reduced Target Distribution and the Incentive Threshold shall be adjusted to 120% of the reduced Target Distribution.

ARTICLE IV
TRUST UNITS AND UNCERTIFICATED BENEFICIAL INTEREST
     Section 4.01 Creation and Distribution. Ownership of the entire Beneficial Interest shall be divided into 17,605,000 Trust Units, of which 13,203,750 shall be Common Units and 4,401,250 shall be Subordinated Units. The Trust Units shall be uncertificated and ownership thereof evidenced by entry of a notation in an ownership ledger maintained for such purpose by the Trustee or a transfer agent designated by the Trustee. The holders of the Trust Units from time to time shall be the sole beneficiaries of principal and interest of the Trust.
     Section 4.02 Rights of Trust Unitholders; Limitation on Personal Liability of Trust Unitholders. Each Trust Unit shall represent pro rata undivided ownership of the Beneficial Interest and shall entitle its holder to participate pro rata, subject to the distinctions between Subordinated Units and Common Units provided in Section 3.15 hereof, in the rights and benefits of Trust Unitholders under this Agreement. A Trust Unitholder (whether by assignment or otherwise) shall take and hold each Trust Unit subject to all the terms and provisions of the Transaction Documents which shall be binding upon and inure to the benefit of the successors, assigns, legatees, heirs and personal representatives of such Trust Unitholder. By an assignment or a transfer of one or more Trust Units, the assignor thereby shall, with respect to such assigned or transferred Trust Unit or Trust Units, part with, except as required by federal or state tax laws and as provided in Section 4.03 hereof in the case of a transfer after a Quarterly Record Date and prior to the corresponding Quarterly Payment Date, (a) all of its Beneficial Interest attributable to such Trust Unit or Trust Units and (b) all interests, rights and benefits of a Trust Unitholder under the Trust and this Agreement that are attributable to such Trust Unit or Trust Units as against all other Trust Unitholders, the Trust and the Trustee, including, without limiting the generality of the foregoing, any and all rights to receive cash distributions pursuant to Section 3.15 with respect to the Trust Units so assigned or transferred, for any Quarterly Period or Quarterly Periods subsequent to the Quarterly Period which relates to the last Quarterly Record Date on which the assignor owned such Trust Units. The Trust Units and the rights, benefits and interests evidenced thereby (including, without limiting the foregoing, the entire Beneficial Interest) are and, for all purposes, shall be construed, to be in all respects intangible personal property, and the Trust Units shall be bequeathed, assigned, disposed of and distributed as intangible personal property. No Trust Unitholder as such shall have any title, legal or equitable, in or to any real property interest or tangible personal property interest that may be considered a part of the Trust Estate, including, without limiting the foregoing, the Royalty Interests or any part thereof, or in or to any asset of the Trust Estate to the extent that an interest in such asset would cause the interest of a Trust Unitholder to be treated as other than an intangible personal property interest, but the sole interest of each Trust Unitholder shall be his ownership in the Beneficial Interest. No Trust Unitholder shall have the right to call for or demand or secure any partition or distribution of the Royalty Interests or any other asset of the Trust Estate or any accounting during the continuance of the Trust or during the period of liquidation and winding up under Section 9.03 of this Agreement. Pursuant to Section 3803(a) of the Trust Act, the Trust Unitholders shall be entitled, to the fullest extent permitted by law, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

     Section 4.03 Effect of Transfer. As to matters affecting the title, ownership, warranty or transfer of Trust Units, Article 8 of the Uniform Commercial Code, the Uniform Act for Simplification of Fiduciary Security Transfers, and other statutes and rules with respect to the transfer of securities, each as is adopted and then in force in the State of Delaware, shall govern and apply. The death of any Trust Unitholder shall not entitle the Transferee of such Trust Unitholder to an accounting or valuation for any purpose pursuant to the terms hereof.
     Section 4.04 Determination of Ownership. In the event of any disagreement between Persons claiming to be Transferees of any Trust Unit, or in the event of any question on the part of the Trustee when presented with a request for transfer of a Trust Unit, which the Trustee believes is not fully resolved by opinions of counsel or other documents obtained in connection therewith, then, in addition to other rights which it may have under applicable law, the Trustee shall be entitled at its option to refuse to recognize any such claim so long as such disagreement or question shall continue. In so refusing, the Trustee, and any Entity serving in such capacity, may elect to refrain or refuse to act with respect to the interest represented by the Trust Unit involved, or any part thereof, or of any sum or sums of money accrued or accruing thereunder, and, in so doing, the Trustee shall not be or become liable to any Person for the failure or refusal of the Trustee to comply with such conflicting claims or requests for transfer, and shall be entitled to continue so to refrain and refuse so to act, until:
     (a) the rights of the adverse claimants or the questions of the Trustee have been adjudicated by a final nonappealable judgment of a court assuming and having jurisdiction of the parties and the interest and money involved or
     (b) all differences have been adjusted by valid agreement between said parties and the Trustee shall have been notified thereof in writing signed by all of the interested parties.
ARTICLE V
ACCOUNTING AND DISTRIBUTIONS; REPORTS
     Section 5.01 Fiscal Year and Accounting Method. The Trust shall adopt the calendar year as its fiscal year and shall maintain its books on an appropriate basis to comply with Sections 5.03 and 5.04, except to the extent such books must be maintained on any other basis pursuant to applicable law or pursuant to Exhibit A.
     Section 5.02 Quarterly Cash Distribution Amount. On (or, to the extent reasonably practicable, prior to) the Quarterly Record Date, the Trustee shall, in the manner required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, communicate to the Trust Unitholders the amount of the Quarterly Cash Distribution Amount or any Sales Proceeds Amount for the relevant Quarterly Period.
     Section 5.03 Reports to Trust Unitholders and Others.
     (a) Within 45 days following the end of each of the first three Quarterly Periods of each calendar year or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on the Quarterly Record

Date for such Quarterly Period a report, which may be a copy of the Trust’s Quarterly Report on Form 10-Q under the Exchange Act, which shall show in reasonable detail the assets and liabilities and receipts and disbursements of the Trust for such Quarterly Period; provided, however, the obligation to mail a report to each Trust Unitholder of record shall be deemed to be satisfied if the Trustee files a copy of the Trust’s quarterly report on Form 10-Q on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) maintained by the Commission or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public. Within 90 days following the end of each fiscal year or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on a date to be selected by the Trustee an annual report, containing financial statements audited by a independent registered public accounting firm selected by the Trustee, plus such annual reserve information regarding the Royalty Interests as may be required by any regulatory authority having jurisdiction.
     (b) Notwithstanding any time limit imposed by Section 5.03(a), if, due to a delay in receipt by the Trustee of information necessary for preparation of a report or reports required by such paragraphs, the Trustee shall be unable to prepare and mail such report or reports within such time limit, the Trustee shall prepare and mail such report or reports as soon thereafter as practicable.
     Section 5.04 Reports from ECA to the Trustee. Promptly at the end of each Quarterly Period and following the completion of each fiscal year, ECA shall deliver to the Trustee a statement of the computation of the proceeds for each Quarterly Period or fiscal year, as the case may be, as well as an update on the number of development wells that have been drilled pursuant to the Development Agreement and production information for such Quarterly Period.
     Section 5.05 Federal Income Tax Provisions. The provisions attached hereto as Exhibit A (the “Tax Provisions”) are intended to comply with federal income tax law governing the allocation of such items of income, gain, loss and deduction of the Trust (in its status as a partnership for tax purposes) and the maintenance of the capital accounts of the Trust Unitholders and are incorporated herein by reference. Any conflict between the provisions of this Agreement and the Tax Provisions shall be governed by the Tax Provisions.
ARTICLE VI
LIABILITY OF DELAWARE TRUSTEE AND TRUSTEE AND
METHOD OF SUCCESSION
     Section 6.01 Liability of Delaware Trustee, Trustee and Agents.
     (a) Notwithstanding any other provision of this Agreement, each of the Delaware Trustee and the Trustee, in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through Agents pursuant to agreements entered into with any of them, and each Entity serving as Delaware Trustee or Trustee shall be personally or individually liable only for (i) its own fraud or acts or omissions in bad faith or which constitute gross negligence and (ii) taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by it in connection with any of the transactions contemplated by this Agreement, and shall not otherwise be individually or personally liable under any circumstances whatsoever, including but not limited to any act or omission of any Agent unless such Entity has acted with fraud or in bad faith or with gross negligence in the selection, retention or supervision of such Agent. Notwithstanding any other provision of this Agreement, each Agent of the Delaware Trustee and the Trustee (including ECA and any of the Affiliates when acting as Agents), in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through agents or attorneys engaged by such Agent, and shall not otherwise be individually or personally liable for any act or omission unless such Agent has acted with fraud or in bad faith or with gross negligence. Neither the Trustee nor the Delaware Trustee shall have any liability to any Persons other than the Trust Unitholders in accordance with Section 3803 of the Trust Act and, for the avoidance of any doubt, shall not have any liability hereunder to the Trust Unitholders absent its own fraud or acts or omissions in bad faith or which constitute gross negligence. No Entity serving as Trustee or Delaware Trustee shall be individually liable by reason of any act or omission of any other Entity serving as Trustee or Delaware Trustee.
     (b) Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including ECA and any of its Affiliates when acting as Agents), shall be protected in relying or reasonably acting upon any notice, certificate, assignment, opinion or advice of counsel or tax advisors, report of certified accountant, petroleum engineer, geologist, auditor or other expert, credential, or any other document or instrument. Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including ECA and any of its Affiliates when acting as Agents), is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, the application of the Uniform Act for Simplification of Fiduciary Security Transfers and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Delaware, as to all matters affecting title, ownership, warranty or transfer of the Trust Units, without any personal liability for such reliance, and the indemnity granted under Section 6.02 of this Agreement shall specifically extend to any matters arising as a result thereof. Further, and without limiting the foregoing, each of the Delaware Trustee, the Trustee and each Entity serving in either such capacity is specifically authorized and directed to rely upon the validity of each of the Conveyances and the title held by the Trust in the Royalty Interests pursuant thereto and the validity of the Hedge Agreements, and is further specifically authorized and directed to rely upon opinions of counsel in the Commonwealth of Pennsylvania where the Underlying Properties are located, and on any notice, certificate or other statement of ECA or information furnished by ECA without any liability in any capacity for such reliance.
     Section 6.02 Indemnification of Trustee or Delaware Trustee.
     (a) Each Entity serving as the Trustee or the Delaware Trustee, as well as each of their respective Agents (including ECA and any of its Affiliates when acting as Agents) and equityholders, shall be indemnified and held harmless by, and receive reimbursement from, the Trust Estate against and from any and all liabilities, obligations, actions, suits, costs, expenses, claims, damages, losses, penalties, taxes, fees and other charges (collectively, “Expenses,” excluding, however, any taxes and fees payable by the Trustee and the Delaware Trustee on, based on or measured by any fees, commissions or compensation received by the Trustee and the Delaware Trustee for their services hereunder) incurred by it individually in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee or Delaware Trustee, as applicable, except such Expenses as to which it is liable under Section 6.01 of this Agreement (it being understood that each Entity serving as the Trustee or the Delaware Trustee (and their respective Agents and (including ECA and any of its Affiliates when acting as Agents) and equityholders) shall be indemnified by, and receive reimbursement from, the Trust Estate against such Entity’s own negligence which does not constitute gross negligence). Each Entity serving as the Trustee or the Delaware Trustee shall have a lien upon the Trust Estate for payment of such indemnification and reimbursement (including, without limitation, repayment of any funds borrowed from any Entity serving as a fiduciary hereunder), as well as for compensation to be paid to such Entity, in each case entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement. Neither the Trustee, the Delaware Trustee nor any Entity serving in either of such capacities, nor any Agent thereof shall be entitled to any reimbursement or indemnification from any Trust Unitholder for any Expense incurred by the Delaware Trustee or the Trustee or any such Entity or Agent thereof, their right of reimbursement and indemnification, if any, except as provided in Section 6.02(b) below, being limited solely to the Trust Estate, whether or not the Trust Estate is exhausted without full reimbursement or indemnification of the Trustee, the Delaware Trustee or any such Entity or Agent thereof. All legal or other expenses reasonably incurred by the Trustee or the Delaware Trustee in connection with the investigation or defense of any Expenses as to which such Entity is entitled to indemnity under this Section 6.02(a) shall be paid out of the Trust Estate.
     (b) ECA shall indemnify and hold harmless each Entity serving as the Delaware Trustee or the Trustee (but not the Trust Estate or Trust Unitholders), and any Agents and stockholders thereof, individually and as trustee, against any Expenses to which such Entity or Agent thereof may become subject as a result of its position and service as trustee under or with respect to any Environmental Law, insofar as such Expenses arise out of, are based upon or connected with the Underlying Properties, except for Expenses arising from any acts of such Entity or Agent (other than ECA) not contemplated hereunder. The obligations of ECA hereunder may be assigned or transferred to any Entity acquiring the Underlying Property to which each Expense relates; provided, however, such Entity unconditionally agrees in writing, reasonably satisfactory to the Trustee and the Delaware Trustee, to assume ECA’s obligations under this Section 6.02(b).
     (c) If any action or proceeding shall be brought or asserted against the Trustee or the Delaware Trustee or any Agent or equityholder thereof (each referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”) in respect of which indemnity may be sought from ECA (the “Indemnifying Party”) pursuant to Section 6.02(b) hereof, of which the Indemnified Party shall have received notice, the Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory (including the qualifications of such counsel) to the Indemnified Party in respect of any such action or proceeding or (iii) the named parties to any such action or proceeding include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party and the Indemnified Party may employ such counsel for the defense of such action or proceeding as is reasonably satisfactory to the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnified Parties at any time). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditional or delayed), but, if settled with such written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees (to the extent stated above) to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.
     (d) Any claim for indemnification pursuant to this Section 6.02 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party.
     (e) Except as expressly set forth in this Agreement, none of the Trustee, the Delaware Trustee or any other Indemnified Party shall have any duties or liabilities, including fiduciary duties, to the Trust or any Trust Unitholder, and the provisions of this Agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnified Party otherwise existing at law or in equity, are agreed by the Trust Unitholders to replace such other duties and liabilities of such Indemnified Party. To the extent that, at law or in equity, an Indemnified Party has duties, including fiduciary duties, and liabilities relating thereto to the Trust or any Trust Unitholder, any Indemnified Party acting in connection with the Trust’s business or affairs shall not be liable to the Trust or to any Trust Unitholder for its good faith reliance on the provisions of this Agreement.
     Section 6.03 Resignation of Delaware Trustee and Trustee. Any Entity serving as the Delaware Trustee or the Trustee may resign, as such, with or without cause, at any time by written notice to ECA, to any other Entity serving as the Delaware Trustee or the Trustee. Upon receiving the notice of resignation from the Delaware Trustee or the Trustee, as applicable, ECA shall provide notice to each of the then Trust Unitholders of record in accordance with Section 12.08 of this Agreement. Such notice shall specify a date when such resignation shall take effect, which shall be a Business Day not less than 60 days after the date such notice is mailed; provided, however, that in no event shall any resignation of the Trustee be effective until a successor Trustee (including a temporary trustee appointed pursuant to Section 6.05 of this Agreement) has accepted its appointment as Trustee pursuant to the terms hereof; and provided, further, that in no event shall any resignation of the Delaware Trustee be effective until a successor Delaware Trustee has accepted its appointment as Delaware Trustee pursuant to the terms hereof.
     Section 6.04 Removal of Delaware Trustee and Trustee. Each Entity serving as the Delaware Trustee or the Trustee may be removed as trustee hereunder, with or without cause, by the vote of not less than a majority of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII; provided, however, that any removal of the Delaware Trustee shall be effective only at such time as a successor Delaware Trustee, fulfilling the requirements of Section 3807(a) of the Trust Act, has been appointed and has accepted such appointment; and provided, further, that any removal of the Trustee shall be effective only at such time as a successor Trustee has been appointed and has accepted such appointment in accordance with Section 6.05.
     Section 6.05 Appointment of Successor Delaware Trustee or Trustee. In the event of the resignation or removal of the Entity serving as the Delaware Trustee or the Trustee or if any such Entity has given notice of its intention to resign as the Delaware Trustee or the Trustee, (i) with respect to the Delaware Trustee, the Trustee may appoint a successor Delaware Trustee, or (ii) with respect to either the Delaware Trustee or the Trustee, the Trust Unitholders represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor trustee. Nominees for appointment may be made by (i) ECA, (ii) the resigned, resigning or removed trustee or (iii) any Trust Unitholder or Trust Unitholders owning of record at least 10% of the then outstanding Trust Units. Any successor to the Trustee shall be a bank or trust company having combined capital, surplus and undivided profits of at least $100,000,000. Any successor to the Delaware Trustee shall be a bank or trust company having its principal place of business in the State of Delaware and having combined capital, surplus and undivided profits of at least $20,000,000. Notwithstanding any provision herein to the contrary, in the event that a new trustee has not been approved within 60 days after a notice of resignation, a vote of Trust Unitholders removing a Trustee or other occurrence of a vacancy, a successor trustee may be appointed by any State or Federal District Court having jurisdiction in New Castle County, Delaware, upon the application of any Trust Unitholder, ECA or the Entity tendering its resignation or being removed as trustee filed with such court, and in the event any such application is filed, such court may appoint a temporary trustee at any time after such application is filed, which shall, pending the final appointment of a trustee, have such powers and duties as the court appointing such temporary trustee shall provide in its order of appointment, consistent with the provisions of this Agreement. Any such temporary trustee need not meet the minimum standards of capital, surplus and undivided profits otherwise required of a successor trustee under this Section 6.05. Nothing herein shall prevent the same Entity from serving as both the Delaware Trustee and the Trustee if it meets the qualifications thereof.
     Immediately upon the appointment of any successor trustee, all rights, titles, duties, powers and authority of the predecessor trustee hereunder (except to the predecessor trustee’s rights to amounts payable under Article VII or Section 6.02 hereof accruing through the appointment of such successor trustee) shall be vested in and undertaken by the successor trustee, which shall be entitled to receive from the predecessor trustee all of the Trust Estate held by it hereunder and all records and files of the predecessor trustee in connection therewith. Any resigning or removed trustee shall account to its successor for its administration of the Trust. All successor trustees shall be fully protected in relying upon such accounting and no successor trustee shall be obligated to examine or seek alteration of any account of any preceding trustee, nor shall any successor trustee be personally liable for failing to do so or for any act or omission of any preceding trustee. The preceding sentence shall not prevent any successor trustee or anyone else from taking any action otherwise permissible in connection with any such account.
     Section 6.06 Laws of Other Jurisdictions. If notwithstanding the other provisions of this Agreement (including, without limitation, Section 12.06 hereof) the laws of jurisdictions other than the State of Delaware (each being referred to below as “such jurisdiction”) apply to the administration of the Trust or the Trust Estate under this Agreement, the following provisions shall apply. If it is necessary or advisable for a trustee to serve in such jurisdiction and if the Trustee is disqualified from serving in such jurisdiction or for any other reason fails or ceases to serve there, the ancillary trustee in such jurisdiction shall be such Entity, which need not meet the requirements set forth in the third sentence of Section 6.05 of this Agreement, as shall be designated in writing by ECA and the Trustee. To the extent permitted under the laws of such jurisdiction, ECA and the Trustee may remove the trustee in such jurisdiction, without cause and without necessity of court proceeding, and may or may not appoint a successor trustee in such jurisdiction from time to time. The trustee serving in such jurisdiction shall, to the extent not prohibited under the laws of such jurisdiction, appoint the Trustee to handle the details of administration in such jurisdiction. The trustee in such jurisdiction shall have all rights, powers, discretions, responsibilities and duties as are delegated in writing by the Trustee, subject to such limitations and directions as shall be specified by the Trustee in the instrument evidencing such appointment. Any trustee in such jurisdiction shall be responsible to the Trustee for all assets with respect to which such trustee is empowered to act. To the extent the provisions of this Agreement and Delaware law cannot be made applicable to the administration in such jurisdiction, the rights, powers, duties and liabilities of the trustee in such jurisdiction shall be the same (or as near the same as permitted under the laws of such jurisdiction if applicable) as if governed by Delaware law. In all events, the administration in such jurisdiction shall be as free and independent of court control and supervision as permitted under the laws of such jurisdiction. The fees and expenses of any ancillary trustee shall constitute an administrative expense of the Trust payable from the Trust Estate. Whenever the term “Trustee” is applied in this Agreement to the administration in such jurisdiction, it shall refer only to the trustee then serving in such jurisdiction.
     Section 6.07 Reliance on Experts. The Trustee and the Delaware Trustee may, but shall not be required to, consult with counsel (which may but need not be counsel to ECA), accountants, tax advisors, geologists, engineers and other parties (including employees of the Trustee or Delaware Trustee, as applicable) deemed by the Trustee or the Delaware Trustee to be qualified as experts on the matters submitted to them, and, subject to Section 6.01 but notwithstanding any other provision of this Agreement, the opinion or advice of any such party on any matter submitted to it by the Trustee or the Delaware Trustee shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Trustee or the Delaware Trustee hereunder in good faith in reliance upon and in accordance with the opinion or advice of any such party. Each of the Trustee and the Delaware Trustee is authorized to make payments of all reasonable fees for services and expenses thus incurred out of the Trust Estate. Neither the Delaware Trustee nor the Trustee shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Delaware Trustee and the Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Delaware Trustee and the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or any assistant treasurer and by the secretary or any assistant secretary of the relevant party (including without limitation ECA), as to such fact or matter, and such certificate shall constitute full protection and authorization to the Delaware Trustee and the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.
     Section 6.08 Force Majeure. The Trustee and the Delaware Trustee shall not incur any liability to any Trust Unitholder if, by reason of any current or future law or regulation thereunder of the federal government or any other governmental authority, or by reason of any act of God, war or other circumstance beyond its control (whether or not similar to any of the foregoing), the Trustee or the Delaware Trustee is prevented or forbidden from doing or performing any act or thing required by the terms hereof to be done or performed; nor shall the Trustee or the Delaware Trustee incur any liability to any Trust Unitholder by reason of any nonperformance or delay caused as aforesaid in the performance of any act or thing required by the terms hereof to be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for herein caused as aforesaid.
     Section 6.09 Failure of Action by ECA. In the event that ECA shall fail or is unable to take any action as required under any provision of the Transaction Documents, the Trustee is empowered (but shall not be required) to take such action.
     Section 6.10 Action Upon Instructions. Whenever the Delaware Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Delaware Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Trustee requesting instruction as to the course of action to be adopted, and, to the extent the Delaware Trustee acts in good faith in accordance with any such instruction received, the Delaware Trustee shall not be liable on account of such action to any Person. If the Delaware Trustee shall not have received appropriate instructions within ten calendar days of sending such notice to the Trustee (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Delaware Trustee shall have no liability to any Person for any such action or inaction.
     Section 6.11 Management of Trust Estate. The Delaware Trustee shall have no duty or obligation to manage, control, prepare, file or maintain any report, license or registration, use, sell, dispose of or otherwise deal with the Trust Estate, or otherwise to take or refrain from taking any action under or in connection with this Agreement, or any other document or instrument, except as expressly required hereby.

     Section 6.12 Validity. The Delaware Trustee shall not be responsible for or in respect of and makes no representations as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties hereto or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate, and the Delaware Trustee shall in no event assume or incur any liability, duty or obligation to ECA, the Trustee or any Trust Unitholder, other than as expressly provided for herein. The Delaware Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any of the Trust Units.
     Section 6.13 Rights and Powers; Litigation. The Delaware Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation or arbitration under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of the Trustee, any Trust Unitholder or ECA unless the Trustee, Trust Unitholder or ECA, as the case may be, has or have offered to the Delaware Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Delaware Trustee therein or thereby. The Delaware Trustee shall be under no obligation to appear in, prosecute or defend any action, or to take any other action other than the giving of notices, which in its opinion may require it to incur any out-of-pocket expense or any liability unless it shall be furnished with such security and indemnity against such expense or liability as it may reasonably require. The right of the Delaware Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Delaware Trustee shall not be personally liable or accountable for the performance of any such act except as specifically provided in Section 6.01.
     Section 6.14 No Duty to Act Under Certain Circumstances. Notwithstanding anything contained herein to the contrary, the Delaware Trustee will not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action would (i) require the consent of approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than in the State of Delaware, (ii) result in any fee, tax or governmental charge under the laws of any jurisdiction or any political subdivisions thereof other than the State of Delaware becoming payable by the Delaware Trustee or (iii) subject the Delaware Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Delaware Trustee contemplated hereby.
ARTICLE VII
COMPENSATION OF THE TRUSTEE AND THE DELAWARE TRUSTEE
     Section 7.01 Compensation of Trustee and Delaware Trustee. The Entity serving as the Trustee hereunder shall receive compensation for its services as the Trustee as set forth on Schedule A. The Entity serving as the Delaware Trustee hereunder shall receive an annual fee of $2,400 as compensation for its services as the Delaware Trustee hereunder. Entities serving as the Trustee or the Delaware Trustee hereunder shall be reimbursed for all actual expenditures made in connection with administration of the Trust, including those made on account of any unusual duties in connection with matters pertaining to the Trust and the reasonable compensation and expenses of their counsel, accountants or other skilled persons and of all other persons not regularly in their employ. Any unusual or extraordinary services rendered by the Entity serving as Trustee or by the Entity serving as Delaware Trustee in connection with the administration of the Trust shall be treated as trustee administrative services for purpose of computing the respective administrative fee to be paid to each Entity serving as trustee hereunder.
     Section 7.02 Reimbursement of ECA. ECA shall be entitled to reimbursement from the Trust for all out-of-pocket costs and expenses paid by ECA, acting in its capacity as Agent of the Trust (including without limitation legal, accounting, engineering and printing costs) but excluding those costs and expenses specified in Section 3.12(c) and in Section 6.02(b) of this Agreement as costs and expenses to be paid by ECA and excluding any costs and expenses which have been or will be reimbursed pursuant to the Administrative Services Agreement, promptly upon submission of written evidence thereof to the Trustee.
     Section 7.03 Source of Funds. Except as provided in Section 3.12 and Section 6.02(b) of this Agreement, all compensation, reimbursements, and other charges owing to any Entity as a result of its services as a trustee hereunder shall constitute indebtedness hereunder, shall be payable by the Trust out of the Trust Estate and such Entity shall have a lien on the Trust Estate for payment of such compensation, reimbursements and other charges, entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement.
     Section 7.04 Ownership of Units by ECA, the Delaware Trustee and the Trustee. Each of the Delaware Trustee and, the Trustee, in its individual or other capacity, may become the owner or pledgee of Trust Units with the same rights it would have if it were not a trustee hereunder. ECA and the Private Investors are owners of Trust Units, and each of them and its Affiliates may become the owner of additional Trust Units, with the same rights and entitled to the same benefits as any other Trust Unitholder, except to the extent the Subordinated Unitholders have different rights than Common Unitholders.
ARTICLE VIII
MEETINGS OF TRUST UNITHOLDERS
     Section 8.01 Purpose of Meetings. A meeting of the Trust Unitholders may be called at any time and from time to time pursuant to the provisions of this Article VIII to transact any matter that the Trust Unitholders may be authorized to transact.
     Section 8.02 Call and Notice of Meetings. Any such meeting of the Trust Unitholders may be called by the Trustee or by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units. The Trustee may, but shall not be obligated to, call meetings of Trust Unitholders to consider amendments, waivers, consents and other changes relating to the Transaction Documents to which the Trust is a party. In addition, at the written request of the Delaware Trustee, unless the Trustee appoints a successor Delaware Trustee in accordance with Section 6.05, the Trustee shall call such a meeting but only for the purpose of appointing a successor to the Delaware Trustee upon its resignation. All such meetings shall be held at such time and at such place as the notice of any such meeting may designate. Except as may otherwise be required by any applicable law or by the rules of any securities exchange or quotation system on which the Trust Units may be listed or admitted to trading, written notice of every meeting of the Trust Unitholders signed by the Trustee or the Trust Unitholders calling the meeting, setting forth the time and place of the meeting and in general terms the matters proposed to be acted upon at such meeting, shall be given in person or by mail not more than 60 nor less than 20 days before such meeting is to be held to all of the Trust Unitholders of record at the close of business on a record date selected by the Trustee (the “Record Date Trust Unitholders”), which shall be not more than 60 days before the date of such mailing. If such notice is given to any Trust Unitholder by mail, it shall be directed to such Trust Unitholder at its last address as shown by the ownership ledger of the Trustee and shall be deemed duly given when so addressed and deposited in the United States mail, postage paid. No matter other than that stated in the notice shall be acted upon at any meeting unless such action is approved by the Trust Unitholders. Only Record Date Trust Unitholders shall be entitled to notice of and to exercise rights at or in connection with the meeting. All costs associated with calling any meeting of the Trust Unitholders shall be borne by the Trust other than a meeting of the Trust Unitholders called by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units, which costs shall be borne by the Trust Unitholders that called such meeting of Trust Unitholders.
     Section 8.03 Method of Voting and Vote Required. Each Record Date Trust Unitholder shall be entitled to one vote for each Trust Unit owned by such Record Date Trust Unitholder, and any Record Date Trust Unitholder may vote in person or by duly executed written proxy. At any such meeting, the presence in person or by proxy of Record Date Trust Unitholders holding a majority of the Trust Units held by all Record Date Trust Unitholders shall constitute a quorum, and, except as otherwise provided herein, any matter shall be deemed to have been approved by the Trust Unitholders (including, but not limited to, appointment of a successor trustee) if it is approved by the vote of Record Date Trust Unitholders holding more than 50% of the Trust Units represented at the meeting.
     Section 8.04 Conduct of Meetings. The Trustee may make such reasonable regulations consistent with the provisions hereof as it may deem advisable for any meeting of the Trust Unitholders, for the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, the preparation and use at the meeting of a list authenticated by or on behalf of the Trustee of the Trust Unitholders entitled to vote at the meeting and such other matters concerning the conduct of the meeting as it shall deem advisable.
ARTICLE IX
DURATION, REVOCATION AND TERMINATION OF TRUST
     Section 9.01 Revocation. The Trust is and shall be irrevocable, and ECA, as trustor, after the Closing, retains no power to alter, amend (except as provided otherwise in this Article IX and in Section 10.02 hereof), revoke or terminate the Trust. The Trust shall be terminable only as provided in Section 9.02 of this Agreement, and shall continue until so terminated.
     Section 9.02 Termination. The Trust shall dissolve and commence winding-up its business and affairs upon the first to occur of the following events or times:

     (a) the disposition of all of the Royalty Interests and other assets (other than cash), tangible or intangible, including accounts receivable and claims or rights to payment, constituting the Trust Estate;
     (b) an election by the Trustee to dissolve the Trust that is approved by the holders of a Unit Majority at a meeting duly called and held in accordance with Article VIII;
     (c) gross proceeds received by the Trust attributable to the Royalty Interests and the Hedge Agreements (after deducting any amounts owed to ECA pursuant to the Swap Agreements) are less than $1.5 million for any four consecutive quarters;
     (d) the entry of a decree of judicial dissolution of the Trust pursuant to the provisions of the Trust Act; and
     (e) the Liquidation Date.
     Section 9.03 Disposition and Distribution of Assets and Properties. Notwithstanding the dissolution of the Trust pursuant to Section 9.02, the Trustee and the Delaware Trustee shall continue to act as trustees of the Trust Estate and as such shall exercise the powers granted under this Agreement until their duties have been fully performed and the Trust Estate finally distributed so that the affairs of the Trust have been wound up.
     Upon the sale of all or a portion of the Trust Estate pursuant to Section 3.02 of this Agreement or the dissolution of the Trust pursuant to Section 9.02, the Trustee shall sell for cash in one or more sales all of the properties other than cash then constituting the Trust Estate after any reconveyance of assets to ECA pursuant to the Conveyances; provided, however, ECA shall have a right of first refusal to acquire the subject properties being offered in each sale pursuant to the following procedures:
     (a) Within 30 days of the Liquidation Date, or after the date such sale pursuant to Section 3.02, is approved, as applicable, the Trustee shall use commercially reasonable efforts to retain a third-party advisor to market the subject properties;
     (b) If the Trustee receives a bid from a proposed purchaser other than ECA and desires to sell all or part of the subject properties pursuant to this Section 9.03, then the Trustee shall give notice (the “Offer Notice”) to ECA, identifying the proposed purchaser from whom it has received a bona fide offer and setting forth the proposed sale price, payment terms and other material terms under which the Trustee is proposing to sell such subject properties to the proposed purchaser. ECA shall have 30 days from receipt of the Offer Notice to elect, by notice to the Trustee, to purchase the subject properties offered for sale on the terms and conditions set forth in the Offer Notice.
     (c) If ECA makes such election, the notice of election shall state a closing date not later than 60 days after the date of the Offer Notice. Furthermore, if ECA makes such election, the proposed purchaser identified in the Offer Notice shall be entitled to receive reimbursement of its reasonable and documented expenses incurred in connection with its review and analysis of the subject properties and bid preparation. ECA shall pay the proposed purchaser 50 percent of such reimbursement, and the Trust shall pay the proposed purchaser 50 percent of such reimbursement; provided, however, the amount of such reimbursement shall be limited to 5 percent of the sales price received by the Trust for the subject properties.
     (d) If ECA does not give notice within the 30-day period following the Offer Notice that it elects to purchase such subject properties, the Trustee may, within 60 days after the end of such 30-day period, sell such subject properties to the identified purchaser on terms and conditions that are substantially the same as those previously set forth in such Offer Notice. In the event the Trustee shall desire to offer such subject properties for sale on terms and conditions other than terms and conditions that are substantially the same as those previously set forth in an Offer Notice, the procedures set forth in this Section 9.03 must again be initiated and applied with respect to the terms and conditions as modified.
     (e) If, after a reasonable marketing period, no bid is received on any or all of the subject properties from any party other than ECA, then ECA shall obtain, at the Trust’s expense, and deliver to the Trustee, a fairness opinion from a nationally-recognized valuation firm with expertise in fairness opinions stating that the proposed sale price to be paid by ECA to the Trust for the subject properties is fair to the Trust.
     The Trustee shall not be required to obtain approval of the Trust Unitholders prior to performing any of its duties pursuant to this Section 9.03. Notwithstanding anything herein to the contrary, in no event may the Trustee distribute the Royalty Interests to the Trust Unitholders. Upon completion of the dissolution and winding up of the Trust in accordance with Sections 9.02 and 9.03 hereof and Section 3808 of the Trust Act, the Trustee shall direct the Delaware Trustee to execute and file, and the Delaware Trustee shall execute and file or cause to be filed, a certificate of cancelation of the Trust’s Certificate of Trust in accordance with Section 3811 of the Trust Act. Upon the filing of such certificate of cancellation, neither the Trustee nor any Entity serving in such capacity shall have any further duty or obligation hereunder, and neither the Trustee nor the Entity serving in such capacity shall be under further liability except as provided in Section 6.01.
     Section 9.04 Reorganization or Business Combination.
     (a) The Trust may merge or consolidate with or into one or more limited partnerships, general partnerships, corporations, statutory trusts, common law trusts, limited liability companies, or associations, or unincorporated businesses in accordance with Section 3815 of the Trust Act if such transaction (i) is agreed to by the Trustee, (ii) is approved by the holders of a Unit Majority at a meeting duly called and held in accordance with Article VIII, and (iii) is permitted under the Trust Act and any other applicable law. The Trustee shall give prompt notice of such reorganization or business combination to the Delaware Trustee. Pursuant to and in accordance with the provisions of Section 3815(f) of the Trust Act, and notwithstanding anything else herein, an agreement of merger or consolidation approved in accordance with this Section 9.04 and Section 3815(a) of the Trust Act may effect any amendment to this Agreement or effect the adoption of a new trust agreement if it is the surviving or resulting trust in the merger or consolidation.

     (b) Upon the effective date of a certificate of merger duly filed in accordance with the Trust Act, the following shall be deemed to occur, in addition to such effects as may be specified under the Trust Act as then in effect:
     (i) all of the rights, privileges and powers of each of the business entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the surviving business entity and, after the merger or consolidation, shall be the property of the surviving business entity to the extent they were part of each constituent business entity;
     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;
     (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired;
     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the surviving or resulting business entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contacted by it; and
     (v) if the Trust is the surviving or resulting entity, the governing instrument of the Trust shall be amended or a new governing instrument adopted as set forth in the certificate of merger.
     (c) A merger or consolidation effected pursuant to this Section 9.04 shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.
ARTICLE X
AMENDMENTS
     Section 10.01 Prohibited Amendments. After the Closing, no amendment may be made to any provision of this Agreement that would:
     (a) increase the power of the Delaware Trustee or the Trustee to engage in business or investment activities;
     (b) alter the right of the Trust Unitholders vis-a-vis each other, decrease the Incentive Threshold (except as provided in Section 3.16), increase the Subordination Threshold, or increase the percentage of the Quarterly Cash Distribution Amount payable as Incentive Distributions or increase the Reimbursement Amount; or
     (c) unless consented to in writing by ECA, have the effect of amending Sections 3.02, 6.02, 7.02, 9.02, 9.03, 10.01 or 10.02 hereof.

     Section 10.02 Permitted Amendments. After the Closing, subject to Section 10.01, the Trustee and the Delaware Trustee may amend the Transaction Documents to which the Trust is a party as follows:
     (a) The Delaware Trustee and the Trustee may, jointly, from time to time supplement or amend the Transaction Documents to which the Trust is a party without the approval of Trust Unitholders in order to cure any ambiguity, to correct or supplement any provision contained herein or therein which may be defective or inconsistent with any other provisions herein or therein, to grant any benefit to all of the Trust Unitholders, to add collateral to the Drilling Support Lien or the Royalty Interest Lien or to change the name of the Trust; provided, however, that such supplement or amendment does not adversely affect the interests of the Trust Unitholders; and provided, further, that any amendment to this Agreement made to change the name of the Trust in accordance with Section 12.04 hereof or otherwise shall be conclusively deemed not to affect adversely the interests of the Trust Unitholders or result in a variance of the investment of the Trust or the Trust Unitholders.
     (b) Notwithstanding Section 10.02(a), the Trustee may, from time to time supplement or amend the Administrative Services Agreement without the approval of the Trust Unitholders; provided, however, that such supplement or amendment would not increase the costs or expenses of the Trust or adversely affect the economic interests of Trust Unitholders.
     (c) All other permitted amendments to the provisions of the Transaction Documents to which the Trust is a party may be made only by a vote of the holders of a Unit Majority at a meeting held in accordance with the requirements of Article VIII.
     (d) No amendment that increases the obligations, duties or liabilities or affects the rights of the Delaware Trustee, the Trustee or any Entity serving in any such capacity shall be effective without the express written approval of such trustee or Entity.
ARTICLE XI
ARBITRATION
     THE TRUST UNITHOLDERS, TRUSTEE AND ECA AGREE THAT, EXCEPT AS PROVIDED IN PARAGRAPH (I) OF THIS ARTICLE XI, ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG ECA (ON THE ONE HAND) AND THE TRUST OR THE TRUSTEE (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY, OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY OR ANY PROVISION OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE), SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN CHARLESTON, WEST VIRGINIA IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE TRUST UNITHOLDERS, THE TRUSTEE (ON BEHALF OF ITSELF AND ON BEHALF OF THE TRUST) AND ECA HEREBY EXPRESSLY WAIVE

THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS ARTICLE XI. THE TRUST UNITHOLDERS, TRUSTEE AND ECA MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS ARTICLE XI APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”) WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS ARTICLE XI, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.
     (a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Article XI.
     (b) The arbitration shall be administered by AAA.
     (c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the East Providence, Rhode Island office of AAA, designating the first arbitrator (who shall not be a representative or agent of any party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to completely perform arbitral duties). Within ten days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the East Providence, Rhode Island office of AAA and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party, but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Article XI, ECA (on the one hand) and the Trust and the Trustee (on the other hand) shall each be entitled to the selection of one arbitrator. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for 15 days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Article XI) within such 15-day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such 15-day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within fifteen days thereafter.
     (d) All arbitration hearings shall be commenced within 120 days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than 60 days.
     (e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.
     (f) The arbitration proceeding will be governed by the substantive laws of the State of Delaware and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Article XI, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.
     (g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.
     (h) Nothing in this Article XI shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement, (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. § 91 or any successor statute thereto or any substantially equivalent state law, (iii) restrict the right of the Trustee to make application to any state or federal district court having jurisdiction in Charleston, West Virginia, to appoint a successor Trustee or to request instructions with regard to any provision in this Agreement when the Trustee is unsure of its obligations thereunder, or (iv) apply to the Delaware Trustee.
     (i) This Article XI shall preclude participation by the Trust in any class action brought against ECA by any Person who is not a Trust Unitholder and the Trustee shall opt out of any such class action in which the Trust is a purported class member, but shall not preclude participation by the Trust in any such action brought by a Trust Unitholders or in which Trust Unitholders holding more than 50% of the Trust Units represented at a duly called and held meeting of the Trust Unitholders in accordance with Section 8.02 request the Trustee to participate.
ARTICLE XII
MISCELLANEOUS
     Section 12.01 Inspection of Books. Each Trust Unitholder and its duly authorized agents and attorneys shall have the right, at its own expense and during reasonable business hours upon reasonable prior notice, to examine and inspect the records (including, without limitation, the ownership ledger) of the Trust and the Trustee in reference thereto for any purpose reasonably related to the Trust Unitholder’s interest as a Trust Unitholder. The Trustee and its duly authorized Agents shall have the right, at the expense of the Trust and during reasonable business hours upon reasonable prior written notice, to examine and inspect the records of ECA relating to the Royalty Interests and the Underlying Properties.
     Section 12.02 Disability of a Trust Unitholder. Any payment or distribution to a Trust Unitholder may be made by check of the Trustee drawn to the order of the Trust Unitholder, regardless of whether or not the Trust Unitholder is a minor or under other legal disability, without the Trustee having further responsibility with respect to such payment or distribution. This Section 12.02 shall not be deemed to prevent the Trustee from making any payment or distribution by any other method that is appropriate under law.
     Section 12.03 Merger or Consolidation of Delaware Trustee or Trustee. Neither a change of name of either the Delaware Trustee or the Trustee, nor any merger or consolidation of its corporate powers with another bank or with a trust company, nor the sale or transfer of all or substantially all of its institutional and corporate trust operations to a separate bank, trust company, corporation or other business entity shall adversely affect such resulting or successor party’s right or capacity to act hereunder; provided, however, that the Delaware Trustee or any successor thereto shall maintain its principal place of business in the State of Delaware; and provided, further, that, in the case of any successor Trustee or Delaware Trustee, it shall continue to meet the requirements of Section 6.05 of this Agreement.
     Section 12.04 Change in Trust Name. Upon the written request by ECA submitted to the Trustee and the Delaware Trustee, the Trustee shall, without the vote or consent of any Trust Unitholders, take all action necessary to change the name of the Trust to a name mutually agreeable to the Trustee and ECA and, upon effecting such name change, the Delaware Trustee, acting pursuant to the written instructions of the Trustee, shall amend the Certificate of Trust on file in the office of the Secretary of State of Delaware to reflect such name change.

     Section 12.05 Filing of this Agreement. There is no obligation on the part of the Trustee that this Agreement or any executed copy hereof be filed in any county in which any of the Trust Estate is located or elsewhere, but the same may be filed for record in any county by the Trustee. In order to avoid the necessity of filing this Agreement for record, each of the Delaware Trustee and the Trustee agrees that for the purpose of vesting the record title to the Trust Estate in any successor trustee, the succeeded trustee shall, upon appointment of any successor trustee, execute and deliver to such successor trustee appropriate assignments or conveyances.
     Section 12.06 Choice of Law. This Agreement and the Trust shall be governed by the laws of the State of Delaware (without regard to the conflict of laws principles thereof) in effect at any applicable time in all matters, including the validity, construction and administration of this Agreement and the Trust, the enforceability of the provisions of this Agreement, all rights and remedies hereunder, and the services of the Delaware Trustee and Trustee hereunder. Furthermore, except as otherwise provided in this Agreement, the rights, powers, duties and liabilities of the Delaware Trustee, the Trustee and the Trust Unitholders shall be as provided under the Trust Act and other applicable laws of the State of Delaware and the United States of America in effect at any applicable time; provided, however, that there shall not be applicable to the Trustee, the Delaware Trustee, the Trust Unitholders, the Trust or this Agreement any provision of the laws (common or statutory) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof, (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (vii) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or authorities and powers of the trustees hereunder as set forth or referenced in this Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust.
     Section 12.07 Separability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby, and every remaining provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     Section 12.08 Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, (c) solely in the case of notice to any Trust Unitholder, by press release in a nationally recognized and distributed media, or (d) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trustee, to:
The Bank of New York Mellon Trust Company, N.A.
Institutional Trust Services
919 Congress Avenue, Suite 500
Austin, Texas 78701
Attention: Mike J. Ulrich
Facsimile No.: (512) 479-2253
With a copy to:
Bracewell & Giuliani LLP
111 Congress Avenue
Suite 2300
Austin, Texas 78701
Attention: Thomas W. Adkins
Facsimile No.: (512) 479-3940
With a copy to:
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Tara Hoffner
Facsimile No.: (302) 498-7708
If to the Delaware Trustee, to:
Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
Attention: Corporate Trust Administration
Facsimile No.: (302) 658-5459
If to ECA, to:
4643 South Ulster Street
Suite 1100
Denver, Colorado 80237
Attention: Michael S. Fletcher
Facsimile No.: (303) 694-2763
With a copy to:
501 56th Street
Charleston, West Virginia 25304

Attention: Donald C. Supcoe
Facsimile No.: (304) 925-3285
With a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 3500
Houston, Texas 77002
Attention: David P. Oelman
Facsimile No. (713) 615-5861
If to a Trust Unitholder, to:
The Trust Unitholder at its last address as shown on the ownership records maintained by the Trustee
     Notice that is mailed in the manner specified shall be conclusively deemed given three days after the date postmarked or upon receipt, whichever is sooner. Any party to this Agreement may change its address for the purpose of receiving notices or demands by notice given as provided in this Section 12.08.
Section 12.09 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, ECA, the Trustee and the Delaware Trustee have caused this Agreement to be duly executed the day and year first above written.

ATTEST:	ENERGY CORPORATION OF AMERICA

By:

Name:	Name:
Title:	Title:

ATTEST:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:

Name:	Name:
Title:	Title:

ATTEST:	CORPORATION TRUST COMPANY

By:

Name:	Name:
Title:	Title:
[Signature Page to Amended and Restated Trust Agreement]

ANNEX A
Target Distributions and Subordination and Incentive Thresholds

(per unit)
Quarter	Subordination	Target	Incentive
Ending	Threshold(1)	Distribution	Threshold(1)
June 30, 2010	$0.1814	$0.2267	$0.2721
September 30, 2010	0.3340	0.4175	0.5010
December 31, 2010	0.4776	0.5970	0.7164
March 31, 2011	0.4460	0.5575	0.6690
June 30, 2011	0.4510	0.5637	0.6764
September 30, 2011	0.5503	0.6878	0.8254
December 31, 2011	0.5649	0.7061	0.8473
March 31, 2012	0.5740	0.7175	0.8609
June 30, 2012	0.6017	0.7521	0.9025
September 30, 2012	0.6244	0.7804	0.9365
December 31, 2012	0.7010	0.8762	1.0514
March 31, 2013	0.7564	0.9455	1.1346
June 30, 2013	0.7539	0.9424	1.1308
September 30, 2013	0.7011	0.8764	1.0517
December 31, 2013	0.6593	0.8241	0.9889
March 31, 2014	0.6102	0.7627	0.9152
June 30, 2014	0.5885	0.7357	0.8828
September 30, 2014	0.5705	0.7132	0.8558
December 31, 2014	0.5493	0.6866	0.8239
March 31, 2015	0.5192	0.6490	0.7788
June 30, 2015		0.6366
September 30, 2015		0.6256
December 31, 2015		0.6093
March 31, 2016		0.5880
June 30, 2016		0.5750
September 30, 2016		0.5692
December 31, 2016		0.5580
March 31, 2017		0.5355
June 30, 2017		0.5321
September 30, 2017		0.5289
December 31, 2017		0.5201
March 31, 2018		0.5004
June 30, 2018		0.4983
September 30, 2018		0.4963
December 31, 2018		0.4888
March 31, 2019		0.4708
June 30, 2019		0.4692
September 30, 2019		0.4676
December 31, 2019		0.4606
March 31, 2020		0.4487
June 30, 2020		0.4421
September 30, 2020		0.4405
December 31, 2020		0.4340
March 31, 2021		0.4180
June 30, 2021		0.4166
September 30, 2021		0.4151
December 31, 2021		0.4088
March 31, 2022		0.3937
June 30, 2022		0.3924
Annex A - 1

Target Distributions and Subordination and Incentive Thresholds

(per unit)
Quarter	Subordination	Target	Incentive
Ending	Threshold(1)	Distribution	Threshold(1)
September 30, 2022		0.3909
December 31, 2022		0.3850
March 31, 2023		0.3708
June 30, 2023		0.3695
September 30, 2023		0.3681
December 31, 2023		0.3625
March 31, 2024		0.3530
June 30, 2024		0.3478
September 30, 2024		0.3464
December 31, 2024		0.3412
March 31, 2025		0.3284
June 30, 2025		0.3272
September 30, 2025		0.3260
December 31, 2025		0.3210
March 31, 2026		0.3089
June 30, 2026		0.3078
September 30, 2026		0.3066
December 31, 2026		0.3019
March 31, 2027		0.2905
June 30, 2027		0.2895
September 30, 2027		0.2866
December 31, 2027		0.2802
March 31, 2028		0.2708
June 30, 2028		0.2648
September 30, 2028		0.2619
December 31, 2028		0.2560
March 31, 2029		0.2445
June 30, 2029		0.2419
September 30, 2029		0.2392
December 31, 2029		0.2338
March 31, 2030		2.8904

(1)	For each quarter, the Subordination Threshold equals 80% of the Target Distribution, and the Incentive Threshold equals 120% of the Target Distribution.
Annex A - 2

EXHIBIT A
TO
AMENDED AND RESTATED
TRUST AGREEMENT OF ECA MARCELLUS TRUST I
FEDERAL INCOME TAX PROVISIONS
          1. Purpose and Scope; Definitions; Use of Agents.
          (a) For federal income tax purposes, the ECA Marcellus Trust I (the “Trust”) will be classified and treated as a partnership and the Trust Unitholders will be treated as the partners in such partnership. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, deduction and credit of the partnership in computing his federal income tax liability. This Exhibit A contains provisions necessary to permit the Trust to comply with the federal income tax law applicable to the Trust, including provisions governing the allocation of items of income, gain, loss and deduction of the Trust and the maintenance of the Capital Accounts of the Trust Unitholders.
          (b) For purposes of this Exhibit A, the “Partnership” means the Trust, “Partner(s)” means Trust Unitholder(s), “Partnership Interest” means the ownership interest in the Trust held by a Trust Unitholder, and “Capital Contribution” means a Trust Unitholder’s initial investment in the Trust. Other terms used in this Exhibit A have the meanings set forth in Section 7 below or in the Amended and Restated Trust Agreement of ECA Marcellus Trust I dated as of                     , 2010 (the “Trust Agreement”), as applicable.
          (c) This Exhibit A provides that under certain circumstances the Trustee is either required to take or has the discretion to take actions relating to the Trust’s status as a partnership for federal income tax purposes. Pursuant to Section 6.01 of the Trust, the Trustee will generally take such required actions, and where such actions are discretionary, will generally exercise its discretion to take such actions, through its Agents, i.e., its accountants (selected pursuant to Section 3.06) and ECA. Pursuant to Section 3.01 of the Trust, when exercising its discretion under this Exhibit A, Trustee shall take action as in its judgment is necessary, desirable or advisable to best achieve the purpose of the trust.
          2. Capital Accounts.
          (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Trustee) owning a Partnership Interest a separate capital account (“Capital Account”) with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Net Income and other items of Partnership income and gain (including, without limitation, Simulated Gain and income and gain exempt from tax) computed in accordance with Section 2(b) and allocated with respect to such Partnership Interest pursuant
Exhibit A - 1

to Section 3, and decreased by (x) the amount of cash distributions made with respect to such Partnership Interest and (y) all items of Partnership Net Loss and other items of deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 2(b) and allocated with respect to such Partnership Interest pursuant to Section 3.
          (b) For purposes of computing Net Income, Net Loss and the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss which is to be allocated pursuant to Section 3 and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:
               (i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 3.
               (ii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
               (iii) Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
               (iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property, and any such deductions shall reduce the Carrying Value of such Contributed Property.
          (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
          (d) Subject to Section 5(b), immediately prior to the transfer of a Sponsor Common Unit, the Capital Account maintained for the transferor with respect to its Sponsor Common Units will (A) first, be apportioned to the Sponsor Common Units to be transferred in
Exhibit A - 2

an amount equal to the product of (x) the number of such Sponsor Common Units to be transferred and (y) the Uniform Per Unit Capital Amount, and (B) second, any remaining balance in such Capital Account will be retained by the transferor and apportioned to its retained Sponsor Common Units. Following any such apportionment, the transferor’s Capital Account maintained with respect to the retained Sponsor Common Units will have a balance equal to the amount allocated under clause (B) hereinabove, the transferee’s Capital Account established with respect to the transferred Sponsor Common Units will have a balance equal to the amount allocated under clause (A) hereinabove, and the transferred Sponsor Common Units shall cease to be Sponsor Common Units.
     3. Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 2(b)) shall be allocated among the Partners for each Allocation Year as provided herein below.
          (a) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 3(b) and Section 3(c), Net Income and Net Loss for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such Allocation Year shall be allocated to the Partners in accordance with their respective Percentage Interests.
          (b) Special Allocations. Notwithstanding any other provision of this Section 3, the following special allocations shall be made for such taxable period:
               (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Partnership Allocation Year, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 3(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 3(b) with respect to such Allocation Year (other than an allocation pursuant to Sections 3(b)(vi) and 3(b)(vii)). This Section 3(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
               (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 3(b) (other than Section 3(b)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership Allocation Year, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 3(b), each Partner’s Adjusted Capital Account balance shall be determined, and the
Exhibit A - 3

allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 3(b), other than Section 3(b)(i) and other than an allocation pursuant to Sections 3(b)(vi) and 3(b)(vii), with respect to such Allocation Year. This Section 3(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
               (iii) Priority Allocations. If the amount of cash distributed to any Trust Unitholder with respect to its Trust Units for any Allocation Year is greater (on a per Trust Unit basis) than the amount of cash distributed to any other Trust Unitholder with respect to its Trust Units (on a per Trust Unit basis), then there shall be allocated gross income and gain to each Trust Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 3(b)(iii) for the current Allocation Year to such Trust Unitholder is equal to the product of (aa) the amount by which the distribution (on a per Trust Unit basis) to such Trust Unitholder exceeds the distribution (on a per Trust Unit basis) to the Trust Unitholders receiving the smallest distribution and (bb) the number of Trust Units owned by the Trust Unitholder receiving the greater distribution. In the event and to the extent that the allocations required by this Section 3(b)(iii), cannot be made due to an insufficiency of income or gain available for allocation hereunder, such unfulfilled allocations shall be treated as being required pursuant to this Section 3(b)(ii) in the next succeeding Allocation Year (and thereafter until made). For purposes of this Section 3(b)(iii), distributions under Section 3.15(a)(i)(D)(y) of the Trust Agreement representing the $4,957,920 million principal component of the Reimbursement Amount shall not be treated as cash distributions to a Trust Unitholder, but distributions under Section 3.15(a)(i)(D)(y) of the Trust Agreement representing the interest component of the Reimbursement Amount shall be treated as cash distributions to a Trust Unitholder.
               (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income, gain and Simulated Gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 3(b)(i) or 3(b)(ii).
               (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership Allocation Year in excess of the sum of (A) the amount, if any, such Partner is required to restore pursuant to the provisions of this Exhibit and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 3(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3(b)(v) were not in this Agreement.
Exhibit A - 4

               (vi) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Trustee determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Trustee is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
               (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
               (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
               (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.
               (x) Economic Uniformity. At the election of the Trustee with respect to any taxable period, all or a portion of the remaining items of Partnership gross income, gain or Simulated Gain for such taxable period shall be allocated 100% to each Partner holding Sponsor Common Units, until each such Partner has been allocated an amount of gross income, gain or Simulated Gain that increases the Capital Account maintained with respect to such Sponsor Common Units to an amount that, after taking into account the other allocations of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss to be made with respect to such Allocation Year, will equal the product of (A) the number of Sponsor Common Units held by such Partner and (B) the Uniform Per Unit Capital Amount. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Sponsor Common Units and the Capital Accounts underlying Public Common Units. This allocation method for establishing such economic uniformity will be available to the Trustee only if the method for apportioning the Capital Account maintained with respect to the Sponsor Common Units between the transferred and retained Sponsor Common Units pursuant to Section 2(d) does not otherwise provide such economic uniformity to the Sponsor Common Units.
Exhibit A - 5

               (xi) Curative Allocation.
                    (A) Notwithstanding any other provision of this Section 3, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 3. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 3(b)(xi)(A) shall only be made with respect to Required Allocations to the extent the Trustee determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 3(b)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Trustee determines that such allocations are likely to be offset by subsequent Required Allocations.
                    (B) The Trustee shall, with respect to each Allocation Year, (1) apply the provisions of Section 3(b)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 3(b)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.
               (xii) Liquidation. Notwithstanding any other provision of this Section 3, for the Allocation Year that includes the liquidation of the Trust (and any prior Allocation Year to the extent the Trustee determines it is appropriate), items of income, gain, loss, deduction and Simulated Gain (other than the Required Allocations) shall be specially allocated among the Partners in the manner determined appropriate by the Trustee so as to cause, to the maximum extent possible, the Capital Account in respect of each Unit to equal the amount such Unit will receive in liquidating distributions from the Trust.
          (c) Simulated Basis, Simulated Depletion, Simulated Gain and Simulated Loss.
               (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Basis and Simulated Depletion with respect to each Depletable Property shall be determined using the simulated cost depletion method described in Treasury Regulation Section 1.704-1(b)(2)(iv)(K)(2) and shall be allocated among the Partners in accordance with their respective Percentage Interests.
               (ii) Simulated Gain shall be allocated in the same manner as an item of gain in a corresponding amount would be allocated pursuant to Section 4(a).
Exhibit A - 6

               (iii) Simulated Loss with respect to the disposition of an Depletable Property shall be allocated among the Partners in proportion to their allocable shares of total amount realized from such disposition under Section 4(c)(i)).
          4. Allocations for Tax Purposes.
          (a) Except as otherwise provided in this Section 4, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 3.
          (b) The deduction for depletion with respect to each separate Depletable Property shall be computed for federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code.
     (i) Except as provided in Section 4(b)(ii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each Depletable Property shall be allocated among the Partners in accordance with their respective Percentage Interests.
     (ii) The Partners recognize that with respect to Depletable Property that is Contributed Property there may be a difference between the Carrying Value of such property at the time of contribution and the adjusted tax basis of such property at that time. In order to take into account the disparities between the Carrying Values and the adjusted tax bases with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d), the adjusted tax basis of each Depletable Property shall be allocated among the Partners in such a manner that, to the maximum extent possible, each Partner (other than the Property Contributor) shall be allocated an amount of the Depletable Property’s adjusted tax basis equal to its share of the Partnership’s Simulated Basis in such Depletable Property.
     Each Partner shall separately keep records of his share of the adjusted tax basis in each Depletable Property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.
          (c) For the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate Depletable Property, the Partnership’s “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:
     (i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the adjusted tax basis of such property was allocated to the Partners pursuant to Section 4(b);
Exhibit A - 7

     (ii) second, to any Partner that contributed the Depletable Property to the Partnership in an amount equal (as of the time of such contribution) to the excess, if any, of the Simulated Basis of such property allocated to Partners other than the Property Contributor pursuant to Section 3(c)(i) over the sum of the amount of the adjusted basis therein allocated to such other Partners pursuant to Section 4(b)(ii) less the cumulative amount of remedial deductions, if any, allocated to such other Partners with respect to such Depletable Property pursuant to clause (ii) of Section 4(d);
     (iii) third, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 4(c)(iii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition; and
     (iv) any elections or other decisions relating to such allocations shall be made by the Trustee in any manner that reasonably reflects the purpose and intention of the Agreement.
          (d) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property (i) in the case of Contributed Property other than Depletable Property, (A) items of income, gain and loss shall be allocated for federal income tax purposes among the Partners in any manner permissible under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to such Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 3; and (ii) in the case of a Contributed Property that is a Depletable Property in which a Public Unitholder’s allocable share of the Simulated Basis under Section 3(c)(i) exceeds his allocated share of the adjusted tax basis immediately after formation of the Partnership under Section 4(b), the Trustee shall make allocations, to the extent possible consistent with the Treasury Regulations under Sections 613A and 704 of the Code, of tax items applying the principles of Treasury Regulation Section 1.704-3(d) as necessary to eliminate such Book-Tax Disparity.
          (e) For the proper administration of the Partnership and for the preservation of uniformity of the Trust Units, the Trustee shall (i) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (ii) amend the provisions of this Exhibit as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Trust Units. The Trustee may adopt such conventions, make such allocations and make such amendments to this Exhibit as provided in this Section 4(e) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
          (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the
Exhibit A - 8

Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Trustee) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
          (g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and allocated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Trustee, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Trustee may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
          (h) Allocations that would otherwise be made to a Trust Unitholder under the provisions of this Section 4 shall instead be made to the beneficial owner of Trust Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the Trustee.
          (i) The allocations pursuant to this Section 4 are solely for purposes of federal and state income taxes and will not affect, or in any way be taken into account in computing, a Partner’s Capital Account.
          5. Special Provisions Relating to the Subordinated Unitholders.
          (a) Immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 3.15(b) of the Trust Agreement, the Trust Unitholder holding a Subordinated Unit shall possess with respect to such units all of the rights and obligations of a Trust Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall be treated as Sponsor Common Units that remain subject to the provisions of Sections 2(d), 3(b)(x), and 5(b).
          (b) The Trust Unitholder holding a Sponsor Common Unit shall not be permitted to transfer such Sponsor Common Unit until such time as the Trustee determines, based on advice of counsel, that each such Sponsor Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Public Common Unit. In connection with the condition imposed by this Section 5(b), the Trustee may take whatever steps are required to provide economic uniformity to such Sponsor Common Units in preparation for a
Exhibit A - 9

transfer thereof, including the application of Sections 2(d) and 4(b)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Trust Unitholders holding Public Common Units.
          6. Tax Matters.
          (a) Tax Returns and Information. The Trustee shall timely file or cause to be filed all returns and reports of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the Trustee shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to each Allocation Year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s Allocation Year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
          (b) Tax Elections.
               (i) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Trustee’s determination that such revocation is in the best interests of the Trust Unitholders. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Trustee shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Trust Unit will be deemed to be the lowest quoted closing price of the Trust Units on the New York Stock Exchange during the calendar month in which such transfer is deemed to occur pursuant to Section 4(f) without regard to the actual price paid by such transferee.
               (ii) Except as otherwise provided herein, the Trustee shall determine whether the Partnership should make any other elections permitted by the Code.
          (c) Tax Controversies. Subject to the provisions hereof, Energy Corporation of America is designated the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Trustee and to do or refrain from doing any or all things reasonably required by the Trustee to conduct such proceedings.
          (d) Withholding. Notwithstanding any other provision of this Exhibit, the Trustee is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner
Exhibit A - 10

(including, without limitation, by reason of Section 1446 of the Code), the Trustee may treat the amount withheld as a distribution of cash in the amount of such withholding from such Partner. If the payment is made to a taxing authority on behalf of a Partner whose identity cannot be determined, the Trustee may treat the amount withheld as a distribution of cash to all current Partners.
          7. Additional Definitions.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Allocation Year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Allocation Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Allocation Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 3(b)(i) or 3(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 3, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
     “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Trustee.
     “Allocation Year” means (i) the period commencing on the Closing Date and ending on December 31, 2010, (ii) any subsequent period commencing on the first day of January and ending on the last day of December, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Net Income, Net Loss, and any other items of Partnership income, gain, loss or deduction pursuant to Section 3.
     “Book-Tax Disparity” means with respect to any item of Contributed Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 2 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
Exhibit A - 11

     “Capital Account” means the capital account maintained for a Partner pursuant to Section 2.
     “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Trust Units, the amount of any underwriting discounts or commissions).
     “Carrying Value” means (a) the Agreed Value of Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
     “Common Unit” has the meaning ascribed to such term in the Trust Agreement.
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Trust Act, but excluding cash, contributed to the Partnership.
     “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 3(b)(xi).
     “Depletable Property” means each separate oil and gas property as defined in Section 614 of the Code, provided, however, Depletable Property shall not include any interest in an oil and gas property that is treated as a production payment within the meaning of Section 636 of the Code.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
     “Net Agreed Value” means the Agreed Value of any Contributed Property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed.
     “Net Income” means, for any Allocation Year, the excess, if any, of the Partnership’s items of income and gain for such Allocation Year over the Partnership’s items of loss and deduction for such Allocation Year. The items included in the calculation of Net Income shall be determined in accordance with Section 2(b) and shall not include any items specially allocated under Section 3(b) or Section 3(c).
     “Net Loss” means, for any Allocation Year, the excess, if any, of the Partnership’s items of loss and deduction for such Allocation Year over the Partnership’s items of income and gain for such Allocation Year. The items included in the calculation of Net Loss shall be determined in accordance with Section 2(b) and shall not include any items specially allocated under Section 3(b) or Section 3(c).
Exhibit A - 12

     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 4(d)(i)(A) and 4(d)(ii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-2(b)(3).
     “Option Closing Date” means the date or dates on which any Trust Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.
     “Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.
     “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
     “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
     “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
     “Percentage Interest” means as of any date of determination as to any Trust Unitholder holding Trust Units, the quotient obtained by dividing (A) the number of Trust Units held by such Trust Unitholder by (B) the total number of all outstanding Trust Units.
     “Property Contributor” means any Person that transfers Contributed Property to the Partnership in exchange for Trust Units.
     “Public Common Unit” means any Common Unit originally issued by the Trust solely for cash.
     “Record Holder” means the Person in whose name a Trust Unit is registered on the books of the transfer agent as of the opening of business on a particular Business Day.
Exhibit A - 13

     “Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 3(b)(i), Section 3(b)(ii), Section 3(b)(iv), Section 3(b)(v), Section 3(b)(vi), Section 3(b)(vii), Section 3(b)(viii) or Section 3(b)(ix).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property (other than Depletable Property), to the extent such item of gain or loss is not allocated pursuant to Section 4(d)(i)(A) to eliminate Book-Tax Disparities.
     “Simulated Basis” means the Carrying Value of any Depletable Property.
     “Simulated Depletion” means, with respect to a Depletable Property, a depletion allowance computed solely for the purposes of maintaining Capital Accounts in accordance with Section 2(b)(iv) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.
     “Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Carrying Value thereof.
     “Simulated Loss” means the excess, if any, of the Carrying Value of a Depletable Property over the amount realized from the sale or other disposition of such property.
     “Sponsor Common Unit” means any Common Unit held by a Person that (i) holds, or at any time from and after the creation of the Partnership has held, one or more Subordinated Units and (ii) has a Capital Account that differs (or prior to the end of the Subordination Period, could differ) in amount from the (i) product of the number of Subordinated Units, if any, and Common Units held by such Person times (ii) the Uniform Per Unit Capital Amount.
     “Subordinated Unit” has the meaning ascribed to such term in the Trust Agreement.
     “Trust Act” has the meaning ascribed to such term in the Trust Agreement.
     “Trust Unit” means a beneficial, undivided interest in the Partnership represented by a Common Unit or a Subordinated Unit.
     “Uniform Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Trust Unit basis, underlying any Public Common Unit.
Exhibit A - 14

EXHIBIT B
TO
AMENDED AND RESTATED
TRUST AGREEMENT OF ECA MARCELLUS TRUST I
COMMON UNITS ISSUED TO PRIVATE INVESTORS

Private Investor	Number of Units
W. Gaston Caperton, III	24,933
Clark Clement	18,700
Mike Cochran	6,233
Peter H. Coors	62,333
Rodney Cox	6.233
L.B. Curtis	14,461
John J. Dorgan	12,467
Randy Farkosh	6,233
John S. Fischer	62,333
Michael S. Fletcher	6,233
J. Michael Forbes	8,677
Mark Fry	6.233
Thomas R. Goodwin	37,400
Dan Graham	15,040
Clink Hipke	8,677
Dave Jordan	6,233
F.H. McCullough III	97,240
Denny McGowan	6,233
John Mork*	766,451
Julie M. Mork*	766,451
Kyle M. Mork	72,307
Arthur C. Nielsen, Jr.	6,233
George O’Malley	6,363
Jay S. Pifer	6,233
Niki Randolph	11,569
Peter Rebstock	6.233
Kent Schamp	7,665
Pete Sullivan	6,233
Donald C. Supcoe	12,467
Rod Winters	6,233

*	766,451 represents gross number of Common Units held by John & Julie M. Mork.
Exhibit B - 1

SCHEDULE A
FEE SCHEDULE OF TRUSTEE
     1. The fee will be $150,000 annually until January 1, 2016.
     2. The fee will be adjusted annually thereafter, up or down, by the amount of the change in the All Urban Consumers (CPI-U) — US City Average for the immediately preceding calendar year, not to exceed +/- 3% in any one year.
Schedule A - 1